As filed with the Securities and Exchange Commission on
                   April 19, 2006 Registration No. 333-131821

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                              AMENDMENT NUMBER ONE
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   Sunrise Real Estate Development Group, Inc.
               ---------------------------------------------------
                 (Name of small business issuer in its charter)

            Texas                             6531                75-2713701
--------------------------------------------------------------------------------
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or Organization)    Classification Code Number)  Identification #)

Suite 701, No. 333, Zhaojiabang Road, Shanghai, PRC             86 (21) 64220505
--------------------------------------------------------------------------------
     (Address of principal executive offices)                   Telephone Number

                                  Lin, Chi-Jung
                   Sunrise Real Estate Development Group, Inc.
                       Suite 701, No. 333 Zhaojiabang Road
                                  Shanghai, PRC
                                86 (21) 64220505
             -------------------------------------------------------
             (Name, address and phone number for agent for service)

                                    Copy to:
                        Carl A. Generes, Counselor-at-Law
                              4315 West Lovers Lane
                                Dallas, TX 75209
                                 (214) 352-8674

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

------------------------- ------------------ --------------------- ------------------ ------------------
 Title of each class of      Amount to be      Proposed maximum     Proposed maximum   Registration Fee
    securities to be        registered (1)    offering price per     offering price
       registered                                 share (2)
------------------------- ------------------ --------------------- ------------------ ------------------
Common stock               10,739,880shares         $0.51            $5,477,338.80         $586.07
------------------------- ------------------ --------------------- ------------------ ------------------

(1) This registration statement covers the resale of 10,739,880 outstanding shares owned by selling shareholders.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PRELIMINARY PROSPECTUS
                             (Subject to completion)

                   SUNRISE REAL ESTATE DEVELOPMENT GROUP, INC.
                        10,739,880 SHARES OF COMMON STOCK

This prospectus covers an aggregate of 10,739,880 outstanding shares of our common stock, which will be sold, from time to time by some of our existing shareholders. We will not receive any of the proceeds from these shareholders when they sell their shares of common stock.

Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol "SRRE". On March 31, 2006, the last reported sale price of our common stock was $2.20 per share. We have issued and outstanding 22,996,614 shares of common stock as of April 19, 2006.

The securities offered hereby are speculative and involve a high degree of risk.
              You should read "Risk Factors", beginning on page 4.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.



                                 April 19, 2006


The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Selling Shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                         (Prospectus outside cover page)
                                10,739,880 shares
                   SUNRISE REAL ESTATE DEVELOPMENT GROUP, INC.
                                TABLE OF CONTENTS



                                                                            Page
The Company                                                                   3
Risk Factors                                                                  4
Use of Proceeds                                                              13
Selling Shareholders                                                         14
Plan of Distribution                                                         15
Market For Our Common Stock                                                  16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                  18
Description of Business                                                      23
Property                                                                     26
Management                                                                   29
Executive Compensation and Other Information                                 32
Employee Incentive Stock Options                                             33
Certain Relationships and Related Transactions                               33
Security Ownership of Principal Shareholders and Management                  33
Description of Common Stock                                                  34
Legal Matters                                                                34
Experts                                                                      34
Disclosure Regarding Forward-Looking Statements                              34
Where You Can Get More Information                                           36
Consolidated Financial Statements                                            37

                                   THE COMPANY


We are a provider of real estate brokerage services in connection with office and multifamily properties, real estate marketing services, and property leasing and management services in the People's Republic of China (the "PRC"). We operate through a tier of subsidiaries. The Registrant, Sunrise Real Estate Development Group, Inc., a Texas corporation, hereinafter called "Sunrise-Texas", has no operations. Sunrise-Texas has two wholly owned subsidiaries, Sunrise Real Estate Development Group, Inc., a Cayman Islands corporation, hereinafter called "Sunrise-Cayman", and LIN RAY YANG Enterprise, Ltd., a British Virgin Islands company, hereinafter called "Lin Ray Yang". Neither Sunrise-Cayman nor Lin Ray Yang has operations.

Sunrise-Cayman owns all of the capital stock of Shanghai Xin Ji Yang Real Estate Consultation Co. Ltd., an entity formed under the laws of the People's Republic of China, hereinafter called "Shanghai Xin Ji Yang". Shanghai Xin Ji Yang markets or brokers commercial and multifamily residential properties for non-affiliated real estate developers. Sunrise-Cayman also owns 5% of the capital stock of Suzhou Xin Ji Yang Real Estate Agency Co., Ltd., an entity formed under the laws of the People's Republic of China, hereinafter called "Suzhou Xin Ji Yang". Shanghai Xin Ji Yang owns 75% of the capital stock of Suzhou Xin Ji Yang. Suzhou Xin Ji Yang is an exclusive agency primary marketer of new residential and commercial real estate developments in Suzhou and its surrounding area.

Shanghai Xin Ji Yang also owns 85% of the capital stock of Beijing Xin Ji Yang Real Estate Agency Co., Ltd., an entity formed under the laws of the People's Republic of China, hereinafter called "Beijing Xin Ji Yang". Beijing Xin Ji Yang provides agency sales, marketing as well as consulting services for real estate developers.

Lin Ray Yang owns all of the capital stock of Shanghai Shang Yang Real Estate Consultation Company Limited, an entity formed under the People's Republic of China, hereinafter called "Shanghai Shang Yang". Shanghai Shang Yang provides marketing services to real estate developers and also invests in real estate development projects in China. Lin Ray Yang also owns 80% of the capital stock of Suzhou Gao Feng Hui Property Management Company Limited, an entity formed under the laws of the People's Republic of China, hereinafter called "Suzhou Gao Feng". Suzhou Gao Feng provides rental, management and maintenance services to office and multifamily residential property owners.

Sunrise Real Estate Development Group, Inc. was incorporated in Texas, United States of America, on October 10, 1996, and was formerly known as Parallax Entertainment, Inc. Our principal executive officers are located at Suite 701, No. 333 Zhaojiabang Road, Shanghai, People's Republic of China. Our telephone number is 011 86 (21) 64 220505.

Our organizational chart is as follows:

                               Sunrise Real Estate
                             Development Group, Inc.
                                        |
            ------------------------------------------------
              | 100%                                      | 100%
     Sunrise Real Estate                            LIN RAY YANG
-- Development Group, Inc.                       Enterpise Ltd., BVI
|          Cayman                  100%                   |              80%
|             |                -------------------------------------------------
|             | 100%                     |                            |
| Shanghai Xin Ji Yang Real       Shanghai Shang Yang        Suzhou Gao Feng Hui
|    Estate Consultation       Real Estate Consultation      Property Management
|      Company Limited             Company Limited             Company Limited
|             |
|             |---------------------------------|
|5%           |75%                              |85%
|Suzhou Xin Jin Yang                      Beijing Xin Ji Yang
 Real Estate Agency                       Real Estate Agency
       Co, Ltd.                                 Co, Ltd.

                                  RISK FACTORS

An investment in our shares as offered in this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus.

We have identified a number of risk factors that you should consider before investing in Sunrise-Texas. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in this prospectus or in press releases or other public disclosures. Investors should be aware of the existence of these factors.

RISKS RELATING TO THE SUNRISE-TEXAS GROUP

Sunrise-Texas is a holding company and depends on its subsidiaries' cash flow to meet its obligations.

Sunrise-Texas is a holding company, and it conducts all of its operations through its subsidiaries. As a result, its ability to meet any obligations depends upon its subsidiaries' cash flow and payment of funds as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to Sunrise Real Estate Development Group, Inc. may be subject to regulatory or contractual restrictions.

Our invoicing for commissions may be delayed.

Generally, we recognize our commission revenues after the contracts signed with developers are completed and confirmations are received from the developers. However, sometimes we do not recognize income even when we have rendered our services for any of the following reasons:

|X| The developers have not received payments from potential purchasers who have promised to pay the outstanding sum by cash;
|X| The purchasers, who need to obtain mortgage financing to pay the outstanding balance due, are unable to obtain the necessary financing from their banks;
|X| Banks are sometimes unwilling to grant the necessary bridge loan to the developers in time due to the developers' relatively low credit rating;
|X| The developers tend to be in arrears with sales commissions and, therefore, do not grant confirmation to us to be able to invoice them accordingly.

Development of new business may stretch our cash flow and strain our operation efficiency.

At the end of 2004, we established a joint venture with SIP Hi-Dragon Real Estate Development Co., Ltd. - Suzhou Gao Feng Hui Property Management Co. Ltd.- to expand our business. Our proportionate amount of investment in Suzhou Gao Feng is 80%. The business scope of the new company is to provide rental, management and maintenance services to office and multifamily residential property owners. We have little experience with some of these activities. Such expansion and the need to integrate operations arising from the expansion may place a significant strain on our managerial, operational and financial resources, and will further contribute to a needed increase in our financial needs.

Risks associated with a Guaranteed Return Promotion.

In order to sell out the underwritten property of the Sovereign Building Project as scheduled, we launched a promotional package at the end of November 2004. This promotional package allows property buyers and investors to enjoy a 5 or 8 year guaranteed rental return at 8.5% or 8.8% of the property purchase costs per annum for a leasing period of 5 or 8 years, respectively. The return is guaranteed by our 80% owned subsidiary, Suzhou Gao Feng. However, we may not successfully sublease the targeted properties at prices higher than what we committed as per the promotional package. Our failure to do so could adversely affect our financial condition. In addition, one of our subsidiaries, Shanghai Shang Yang Real Estate Consultation Co., Ltd., must bear joint liability for any guaranteed investment return agreements that Suzhou Gao Feng may enter into with any property owners. If Suzhou Gao Feng fails to fulfill the agreement, Shanghai Shang Yang's financial condition may also be adversely affected.

Our acquisition of new property may involve risks.

On November 18, 2004, Shanghai Shang Yang entered into sales and purchase agreements to acquire two floors of the Suzhou Property Underwriting Project at a total consideration of $3,036,946. On October 18, 2005, Shanghai Shang Yang entered into sales and purchase agreements to acquire one floor and six units of the same building at a total consideration of $12,804,265. On November 29, 2005, Suzhou Xin Ji Yang entered into sales and purchase agreements to acquire an additional floor of the same building at a total consideration of $1,735,497. We decided two floors will be held for sale, one floor will be held for our own use and the remaining properties will be held for long-term investment purpose. As of January 5, 2006, deposits amounting to $13,841,214 have been paid to the property developer. The remaining balance of $3,735,494 will be payable upon the completion of these properties. In accordance with the sales and purchase agreements, the properties under development will be completed on or before April 30, 2006. These acquisitions involve several risks including, but not limited to, the following:

a. The acquired property may not perform as well as we expected or ever become profitable.
b. Improvements to the properties may ultimately cost significantly more than we had estimated.
c. If we are unable to generate sufficient cash flow from operations, we may not be able to pay timely the remaining balance of these properties.

Additional acquisitions might harm our business.

As part of our business strategy, we may seek to acquire or invest in additional businesses, products, services or technologies that we feel could complement or expand our business. If we identify an appropriate acquisition opportunity, we might be unable to negotiate the terms of that acquisition successfully, finance it, or integrate it into our existing business and operations. We may also be unable to select, manage or absorb any future acquisitions successfully. Further, the negotiation of potential acquisitions, as well as the integration of an acquired business, would divert management time and other resources. We may have to use a substantial portion of our available cash to consummate an acquisition. If we consummate acquisitions through an exchange of our securities, our shareholders could suffer significant dilution. In addition, we cannot assure you that any particular acquisition, even if successfully completed, will ultimately benefit our business.

Our real estate investments are subject to numerous risks.

We are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate properties. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be reduced.

Competition, economic conditions and similar factors affecting us, and the real estate industry in general could affect our performance.

Our properties and business are subject to all operating risks common to the real estate industry. These risks include:

         |X|      Adverse effects of general and local economic conditions;
         |X|      Increases in operating  costs  attributable  to inflation  and other factors; and
         |X|      Overbuilding in certain property sectors.

These factors could adversely affect our revenues, profitability and results of operations.

We operate in a highly competitive environment.

Our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than we can to developing and expanding our services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors, by offering new or improved services or by increasing their efforts to gain and retain market share through competitive pricing. As the market for our services matures, price competition and penetration into the market with intensify. Such competition may adversely affect our gross profits, margins and results of operations. There can be no assurance that we will be able to continue to compete successfully with existing or new competitors.

We may be unable to effectively manage our growth.

We will need to manage our growth effectively, which may entail devising and effectively implementing business and integration plans, training and managing our growing workforce, managing our costs and implementing adequate control and reporting systems in a timely manner. We may not be able to successfully manage our growth or to integrate and assimilate any acquired business operations. Our failure to do so could affect our success in executing our business plan and adversely affect our revenues, profitability and results of operations.

If we fail to successfully manage our planned expansion of operations, our growth prospects will be diminished and our operating expenses could exceed budgeted amounts.

Our ability to offer our services in an evolving market requires an effective planning and management process. We have expanded our operations rapidly since inception, and we intend to continue to expand them in the foreseeable future. This rapid growth places significant demand on our managerial and operational resources and our internal training capabilities. In addition, we have hired a significant number of employees and plan to further increase our total work force. This growth will continue to substantially burden our management team. To manage growth effectively, we must:

         |X|      Implement  and improve our  operational,  financial  and other systems, procedures and controls on a timely basis; and
         |X|      Expand, train and manage our workforce, particularly our sales and marketing and support organizations.

We cannot be certain that our systems, procedures and controls will be adequate to support our current or future operations or that our management will be able to handle such expansion and still achieve the execution necessary to meet our growth expectations. Failure to manage our growth effectively could diminish our growth prospects and could result in lost opportunities as well as operating expenses exceeding the amount budgeted.

We may be unable to maintain internal funds or obtain financing or renew credit facilities in the future.

Our real estate underwriting operation requires significant capital. Adequate financing is one of the major factors which can affect our ability to execute our business plan in this regard. We finance our business mainly through internal funds and bank loans and, currently, we are preparing to raise equity funds. There is no guarantee that we will always have internal funds available for future developments or that we will not experience difficulties in obtaining financing and renewing credit facilities granted by financial institutions in the future. In addition, there may be a delay in equity fund raising activities. Our access to obtain debt or equity financing depends on the banks' willingness to lend and on conditions in the capital markets, and we may not be able to secure additional sources of financing on commercially acceptable terms, if at all.

We may need to raise additional capital that may not be available on terms favorable to us, if at all.

We may need to raise additional capital in the future, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise additional capital on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To fully realize our business objectives and potential, we may require additional financing. We cannot be sure that we will be able to secure the financing we will require, or that it will be available on favorable terms. If we are unable to obtain any necessary additional financing, we will be required to substantially curtail our approach to implementing our business objectives. Additional financing may be debt, equity or a combination of debt and equity. If equity, it could result in significant dilution to our shareholders.

Our operations and growth prospects may be significantly impeded if we are unable to retain our key personnel or attract additional key personnel, particularly since experienced personnel and new skilled personnel are in short supply.

Competition for key personnel is intense. As a small company, our success depends on the service of our executive officers, and other skilled managerial and technical personnel, and our ability to attract, hire, train and retain personnel. There is always the possibility that certain of our key personnel may terminate their employment with us to work for one of our competitors at any time for any reason. There can be no assurance that we will be successful in attracting and retaining key personnel. The loss of services of one or more key personnel could have a material adverse effect on us and would materially impede the operation and growth of our business.

If our partnering developers experience financial or other difficulties, our business and revenues could be adversely affected.

Currently, Shanghai Xin Ji Yang is a major contributor in terms of both revenues and net income. As a service-based company, Shanghai Xin Ji Yang greatly depends on the working relationships and agency contracts with its partnering developers. We are exposed to the risks that our partnering developers may experience financial or other difficulties, which may affect their ability or will to carry out any existing development projects or resell contracts, thus delaying or canceling the fulfillment of their agency contracts with Shanghai Xin Ji Yang. Any of these factors could adversely affect our revenues, profitability and results of operations.

If we fail to establish and maintain strategic relationships, the market acceptance of our services, and our profitability, may suffer.

To offer services to a larger customer base, our direct sales force depends on strategic partnerships, marketing alliances, and partnering developers to obtain customer leads and referrals. If we are unable to maintain our existing strategic relationships or fail to enter into additional strategic relationships, we will have to devote substantially more resources to the marketing of our services. We would also lose anticipated customer introductions and co-marketing benefits. Our success depends in part on the success of our strategic partners and their ability to market our services successfully. In addition, our strategic partners may not regard us as significant for their own businesses. Therefore, they could reduce their commitment to us or terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire services that compete with our services. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

We are subject to the risks associated with investments through joint ventures.

Three of our subsidiaries are owned by joint ventures in which we have controlling interests. We may enter into similar joint ventures in the future. Any joint venture investment involves risks such as the possibility that the co-venturer may seek relief under federal or state insolvency laws, or have economic or business interests or goals that are inconsistent with our business interests or goals. While the bankruptcy or insolvency of our co-venturer generally should not disrupt the operations of the joint venture, we could be forced to purchase the co-venturer's interest in the joint venture or the interest could be sold to a third party. Additionally, we may enter into joint ventures in the future in which we have non-controlling interests. If we do not have control over a joint venture, the value of our investment may be affected adversely by a third party that may have different goals and capabilities than ours. It may also be difficult for us to exit a joint venture that we do not control after an impasse. In addition, a joint venture partner may be unable to meet its economic or other obligations and we may be required to fulfill those obligations.

We are subject to risks relating to acts of God, terrorist activity and war.

Our operating income may be reduced by acts of God, such as natural disasters or acts of terror, in locations where we own and/or operate significant properties and areas from which we draw customers and partnering developers. Some types of losses, such as from earthquake, hurricane, terrorism and environmental hazards, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in any particular property, as well as any anticipated future revenue from such property. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife as well as geopolitical uncertainty have caused in the past, and may cause in the future, our results to differ materially from anticipated results.

We have limited business insurance coverage in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

RISKS RELATING TO OUR SECURITIES

Our controlling shareholders could take actions that are not in the public shareholders' best interests.

Ace Develop Properties Limited directly controls 38.6% of our outstanding common stock and Lin Chi-Jung, our Chairman, is the principal and controlling shareholder of Ace Develop Properties Limited. Accordingly, pursuant to our Articles of Incorporation and bylaws, Ace Develop Properties Limited and Lin Chi-Jung, by virtue of their controlling ownership of share interests, will be able to exercise substantial control over our business by directly or indirectly voting at either shareholders meetings or the board of directors meetings in matters of significance to us and our public shareholders, including matters relating to:

         |X|      Election of directors and officers;
         |X|      The amount and timing of dividends and other distributions;
         |X|      Acquisition of or merger with another company; and
         |X|      Any proposed Amendments to our Articles of Incorporation.

Our quarterly results depend on a small number of large contracts, so the loss of any single contract could harm those results and cause our stock price to drop.

Each quarter, we derive a significant portion of our revenues from a small number of relatively large contracts or orders. As a result, our operating results could suffer if any larger orders or contracts are delayed or canceled in any future period. We expect that we will continue to depend on a small number of large orders and/or contracts for a significant portion of our revenues.

Future sales of our common stock could adversely affect our stock price.

If our shareholders sell substantial amounts of our common stock in the public market after this offering, the market price of our common stock could be adversely affected. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

We are listed on the OTC Bulletin Board, which can be a volatile market.

Our common stock is quoted on the OTC Bulletin Board, a NASD sponsored and operated quotation system for equity securities. It is a more limited trading market than the Nasdaq SmallCap, and timely, accurate quotations of the price of our common stock may not always be available. You may expect trading volume to be low in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

We may be subject to exchange rate fluctuations.

A majority of our revenues are received, and a majority of our operating costs are incurred, in Renminbi. Because our financial statements are presented in U.S. Dollars, any significant fluctuation in the currency exchange rates between the Renminbi and the U.S. Dollar will affect our reported results of operations. We do not currently engage in currency-hedging transactions.

Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and prices that you feel are appropriate.

Trading of our common stock has been extremely limited. This adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is a limited market for our common stock and an active trading market for our common stock may never develop.

Trading in our common stock has been limited and has been characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects.

Because it may be a "penny stock," it will be more difficult for you to sell shares of our common stock.

In addition, our common stock may be considered a "penny stock" under SEC rules because it has been trading on the OTC Bulletin Board at prices lower than $1.00. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchaser. Broker-dealers also must provide customers that hold penny stocks in their accounts with such broker-dealers a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to you in violation of the penny stock rules, you may be able to cancel your purchase and get your money back. The penny stock rules may make it difficult for you to sell your shares of our stock, however, and because of the rules, there is less trading in penny stocks. Also many brokers simply choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

Our stock price is, and we expect it to remain, volatile, which could limit investors' ability to sell stock at a profit.

Since the completion of the Sunrise-Texas - Sunrise-Cayman/Lin Ray Yang merger transactions the market price of our common stock has ranged from a high of $10.01 per share to a low of $0.21 per share. The volatile price of our stock makes it difficult for investors to predict the value of our investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

         |X|      Announcements   of  new   technological   innovations  or  new
                  commercial services by our competitors or us;
         |X|      Developments concerning proprietary rights;
         |X|      Regulatory   developments   in  Mainland   China  and  foreign
                  countries;
         |X|      Period-to-period   fluctuations  in  our  revenues  and  other
                  results of operations;
         |X|      Economic or other crises and other external factors;
         |X|      Changes in financial estimates by securities analysts; and
         |X|      Sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general has experienced extreme price and volume fluctuations that may have been unrelated and disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Because we do not expect to pay dividends, you will not realize any income from an investment in our common stock unless and until you sell your shares at profit.

We have never paid dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our stock in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

We intend to retain all of our earnings for use in our business and do not anticipate paying any cash dividends in the near future.

We have not declared or paid any cash dividends on our capital stock. We currently intend to retain all of our earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, the success of our business activities, general financial condition and future prospects, in addition to our general business conditions and such other factors as our Board of Directors may deem relevant.

RISKS RELATING TO THE REAL ESTATE INDUSTRY IN YANGTZE DELTA AND OTHER AREAS OF THE PRC

The real estate market in Yangtze Delta and other areas of the PRC is at an early stage of development.

We are subject to real estate market conditions in the PRC generally and Yangtze Delta in particular. Private ownership of property in the PRC is still at an early stage of development. Although there is a perception that economic growth in the PRC and the higher standard of living resulting from such growth will lead to a greater demand for private properties in the PRC, it is not possible to predict with certainty that such a correlation exists as many social, political, economic, legal and other factors may affect the development of the property market.

The PRC property market, including the Yangtze Delta property market, is volatile and may experience oversupply and property price fluctuations. The central and local governments frequently adjust monetary and other economic policies to prevent and curtail the overheating of the PRC and local economies, and such economic adjustments may affect the real estate market in Yangtze Delta and other parts of China. Furthermore, the central and local governments from time to time make policy adjustments and adopt new regulatory measures in a direct effort to control the over development of the real estate market in China, including Yangtze Delta. Such policies may lead to changes in market conditions, including price instability and imbalance of supply and demand of residential properties, which may materially adversely affect our business and financial conditions. Also, there is no assurance that there will not be over development in the property sector in Yangtze Delta and other parts of China in the future. Any future over development in the property sector in Yangtze Delta and other parts of China may result in an oversupply of properties and a fall of property prices in Yangtze Delta or any of our other markets, which could adversely affect our business and financial condition.

We face increasing competition, which may adversely affect our revenues, profitability and results of operations.

In recent years, a large number of property companies have begun undertaking property sales and investment projects in Yangtze Delta and elsewhere in the PRC, some of which may have better track records and greater financial and other resources than we do. The intensity of the competition may adversely affect our business and financial position. In addition, the real estate market in Yangtze Delta and elsewhere in the PRC is rapidly changing. If we cannot respond to the changes in the market conditions more swiftly or effectively than our competitors do, our business and financial position will be adversely affected.

If the availability or attractiveness of mortgage financing were significantly limited, many of our prospective customers would not be able to purchase the properties thus adversely affecting our business and financial position.

Mortgages are becoming increasingly popular as a means of financing property purchases in the PRC. An increase in interest rates may significantly increase the cost of mortgage financing, thus reducing the affordability of mortgages as a source of financing for residential property purchases. The PRC government has increased the down payment requirements and imposed certain other conditions that make mortgage financing unavailable or unattractive for some potential property purchasers. There is no assurance that the down payment requirements and other conditions will not be further revised. If the availability or attractiveness of mortgage financing is significantly limited even more, many of our prospective customers would not be able to purchase the properties and, as a result, our business and future prospects would be adversely affected.

Our future prospects are heavily dependent on the performance of property sectors in specific geographical areas.

The properties we resell and intend to invest in are mainly based in Yangtze Delta, especially in Shanghai. Our future prospects are therefore heavily dependent on the continued growth of the property sector around Yangtze Delta, and our business may be affected by any adverse developments in the supply and demand or housing prices in the property sector around Yangtze Delta.

The current level of property development and investment activity in Yangtze Delta and other markets is substantial. However, there is no assurance that such property resale and investment activity in Yangtze Delta or any of our other markets will continue at this level in the future or that we will be able to benefit from the future growth of these property markets.

Our revenues and operating income could be reduced by adverse conditions specific to our property locations.

The properties we resell and intend to invest in are concentrated geographically and are located predominately in Yangtze Delta, especially in Shanghai. As a result, our business and our financial operating results may be materially affected by adverse economic, weather or business conditions in this area. Adverse conditions that affect these areas such as economic recession, changes in extreme weather conditions and natural disasters, may have an adverse impact on our operations.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

All of our current prospects and deals are generated in Mainland China and thus, all of our revenues are derived from our operations in the PRC. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in the PRC.

PRC economic, political policies and social conditions could adversely affect our business.

The economy of PRC differs from the economies of most developed countries in a number ofiirespects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.

The PRC Government has been reforming the PRC economic system from planned economy to market oriented economy for more than 20 years, and has also begun reforming the government structure in recent years. These reforms have resulted in significant economic growth and social progress. Although we believe these reforms will have a positive effect on our overall and long-term development, we cannot predict whether any future changes in PRC's political, economic and social conditions, laws, regulations and policies will have any adverse effect on our current or future business, results of operations or financial condition.

Changes in foreign exchange regulations may adversely affect our ability to pay dividends and could adversely affect our results of operations and financial condition.

Substantially all of our revenues and operating expenses are denominated in Renminbi. Conversion of Renminbi is under strict government regulation in the PRC. The Renminbi is currently freely convertible under the "current account", including trade and service related foreign exchange transactions and payment of dividends, but not under the "capital account", which includes foreign direct investment and loans. Under the existing foreign exchange regulations in the PRC, we will be able to pay dividends in foreign currencies without prior approval from the State Administration for Foreign Exchange by complying with certain procedural requirements. However, there is no assurance that the above foreign policies regarding payment of dividends in foreign currencies will continue in the future.

Fluctuation of the Renminbi could materially affect the value of, and dividends payable on, shares of our common stock in foreign currency terms.

The value of the Renminbi is subject to changes in the PRC Government's policies and depends to a large extent on China's domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. Dollars has generally been stable. However, we cannot give any assurance that the value of the Renminbi will continue to remain stable against the U.S. Dollar or any other foreign currency. Since our income and profit are denominated in Renminbi, any devaluation of the Renminbi would adversely affect the value of, and dividends, if any, payable on, our shares in foreign currency terms.

Our operations could be adversely affected by changes in the political and economic conditions in the PRC.

The PRC is our main market and accounted for all of our revenue in 2004 and 2005. Therefore, we face risks related to conducting business in the PRC. Changes in the social, economic and political conditions of the PRC may adversely affect our business. Unfavorable changes in government policies, political unrest and economic developments may also have a negative impact on our operations.

Since the adoption of the "open door policy" in 1978 and the "socialist market economy" in 1993, the PRC government has been reforming and is expected to continue to reform its economic and political systems. Any changes in the political and economic policies of the PRC government may lead to changes in the laws and regulations or the interpretation of the same, as well as changes in the foreign exchange regulations, taxation and import and export restrictions, which may, in turn, adversely affect our financial performance. While the current policy of the PRC government seems to be one of imposing economic reform policies to encourage foreign investments and greater economic decentralization, we can not assure you that such a policy will continue to prevail in the future.

The PRC Legal System Embodies Uncertainties

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC Government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 25 years has significantly enhanced the protections afforded to various forms of foreign investment in Mainland China. Our PRC operating subsidiaries, Shanghai Xin Ji Yang and Shanghai Shang Yang, both wholly foreign-owned enterprises ("WFOEs"), are subject to laws and regulations applicable to foreign investment in the PRC in general and laws and regulations applicable to WFOEs in particular. However, these laws, regulations and legal requirements are constantly changing, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and other foreign investors. In addition, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws.

Our shareholders may not be able to enforce U.S. civil liabilities claims.

Our assets are located outside the United States and are held through subsidiaries incorporated under the laws of the Cayman Islands, British Virgin Islands and the PRC. Our current operations are conducted in the PRC. In addition, our directors and officers are residents of the PRC. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

Interpretation of agreements and other documentation translated to English may be difficult.

Most of the agreements we enter into and documentation we provide in the attached Exhibits were originally prepared in Chinese. Although every attempt is made to translate these documents to plain English to the best of our ability, the language used may not be similar to North American standards.



RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS FORM SB-2

In addition to historical information, this Form SB-2 contains forward-looking statements. Forward-looking statements are expressions of our current beliefs and expectations, based on information currently available to us, estimates, projections about our industry, and certain assumptions made by our management. These statements are not historical facts. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions to identify our forward-looking statements, which include, among other things, our anticipated revenue and cost of our agency and investment business.

Because we are unable to control or predict many of the factors that will determine our future performance and financial results, including future economic, competitive, and market conditions, our forward-looking statements are not guarantees of future performance. They are subject to risks, uncertainties, and errors in assumptions that could cause our actual results to differ materially from those reflected in our forward-looking statements. We believe that the assumptions underlying our forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements. They only reflect our view and expectations as of the date of this Form SB-2. We undertake no obligation to publicly update or revise any forward-looking statement in light of new information, future events, or other occurrences.

There are several risks and uncertainties, including those relating to the Company's ability to raise money and grow its business and potential difficulties in integrating new acquisitions with our current operations, especially as they pertain to foreign markets and market conditions. These risks and uncertainties can materially affect the results predicted. The Company's future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include but are not limited to fluctuating market demand for our services, and general economic conditions.

                                 USE OF PROCEEDS

All of the shares offered hereby are being offered by the Selling Shareholders for their own accounts. We will not receive any proceeds from the sale of shares by the Selling Shareholders. In addition, the Company will pay all of the offering expenses.

                                    DILUTION

The common stock to be sold by the Selling Shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


                              SELLING SHAREHOLDERS

We are registering for sale shares that are issued and outstanding and owned by certain existing shareholders.
The following table includes certain information about the selling shareholders for whom we are registering the shares for resale to the public.

             Selling Shareholder                       Shares                                               Shares Owned
                                                    beneficially                Shares                      Beneficially
                                                    owned before                Offered                       After the
                                                    the offering   Percent      Hereby      Percent           Offering    Percent

Glorystar International Enterprises Limited            619,000       2.69       619,000        2.69                0         *
Infoworth International Ltd.                           480,000       2.09       480,000        2.09                0         *
Chih-Fen Wu                                            325,000       1.41       325,000        1.41                0         *
Yi-Hui Cheng                                           275,000       1.20       275,000        1.20                0         *
Ya-Ping Hsu                                            202,500       *          202,500        *                   0         *
NP Corp.                                               170,000       *          170,000        *                   0         *
Hsi-Chuan Chin                                         140,700       *          140,700        *                   0         *
Hui-Ling Yu                                            122,500       *          122,500        *                   0         *
Yu-Cheng Lin                                           120,000       *          120,000        *                   0         *
Wen-Chao Lee                                            90,000       *           90,000        *                   0         *
Chin-Ti Lu                                              78,500       *           78,500        *                   0         *
Man-Tzu Fan Chiang                                      65,000       *           65,000        *                   0         *
Gong-Bu Yu                                             350,000       1.52       350,000        1.52                0         *
Pi-Lien Chang                                          430,000       1.87       430,000        1.87                0         *
Hung-To Liu                                             30,000       *           30,000        *                   0         *
Olympus Investment Corporation                          21,680       *           21,680        *                   0         *
Chien-To Chen                                           20,000       *           20,000        *                   0         *
Marco Partners, Inc. #                               1,030,000       4.48     1,030,000        4.48                0         *
Chiang, Hui Hsiung *                                   330,000       1.43       330,000        1.43                0         *
Hsin-Hung, Lin                                         300,000       1.30       300,000        1.30                0         *
Kuang-Hao, Peng                                        165,000       *          165,000        *                   0         *
Su-Li, Peng                                            819,334       3.56       819,334        3.56                0         *
Su-Yin, Peng                                           800,000       3.48       800,000        3.48                0
Hsiu-Chen, Lin                                          30,500       *           30,500        *                   0         *
Chao-Jan, Lin                                           50,000       *           50,000        *                   0         *
Pan-Chao, Lin                                           10,000       *           10,000        *                   0         *
Show-Hwa, Widmer-Lin                                     5,000       *            5,000        *                   0         *
Hui-Fang, Chang                                         10,000       *           10,000        *                   0         *
Tou-Ru, Wen                                             39,500       *           39,500        *                   0         *
Ling-Yu, Chou                                          120,000       *          120,000        *                   0         *
Ling-Ya, Kao                                           120,000       *          120,000        *                   0         *
Shu-Ching, Chang                                       800,000       3.48       800,000        3.48                0         *
Shu-Chen, Chang                                        429,334       1.87       429,334        1.87                0         *
Good Speed Services Limited                            941,332       4.09       941,332        4.09                0         *
Better Time International Limited                    1,000,000       4.35     1,000,000        4.35                0         *
An-Chin, Hsu                                           200,000       *          200,000        *                   0         *
                                                                                                                   0         *
Total                                               10,739,880               10,739,880

# Marco Partners, Inc. is the financial advisory and consulting services provider to the Company. The Senior Vice President of the Company is a principal of Marco Partners, Inc. * Chiang, Hui Hsiung is the strategic planning advisory and consulting services provider to the Company. Chiang, Hui Hsiung was appointed as a director of the Company on May 23, 2005, and resigned on October 11, 2005.

Refer to Pages 33-34 for information related to Security Ownership of Certain Beneficial Owners and Management.

                              PLAN OF DISTRIBUTION

The shares of common stock currently owned by the selling shareholders may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may offer their shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the over-the counter market on the Over-the-Counter Bulletin Board;

         -        in private transactions;

         -        through options;

         -        by pledge to secure debts and other obligations; and/or

         -        a combination of any of the above transactions.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

The shares of common stock described in this prospectus may be sold directly, from time to time, by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2 (11) of the Securities Act of 1933, as amended (the "Securities Act").

Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

Any shares covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders may not sell all of the shares. The selling shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

Under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine (9) business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of common stock by the selling shareholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. All expenses for the issuance of a supplement to this prospectus, when requested by selling shareholder(s), will be paid by the requesting shareholder(s). The selling shareholders may pay selling commissions or brokerage fees with respect to the sale of the shares by them.

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

         o contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
         o contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
         o contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
         o contains a toll-free telephone number for inquiries on disciplinary actions;
         o defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
         o contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer:

         o        with bid and offer quotations for the penny stock;
         o details of the compensation of the broker-dealer and its salesperson in the transaction;
         o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
         o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling those securities.


                           MARKET FOR OUR COMMON STOCK

Our common stock is now traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "SRRE".

No dividends have been declared or paid on our common stock.

As of March 31, 2006, Sunrise-Texas had 22,996,614 shares of common stock issued and outstanding and held by 777 shareholders of record.

The following table sets forth the high and low bid prices of the shares of our common stock on a quarterly basis for the calendar years 2003, 2004 and 2005 and the First Quarter of 2006, as reported by the OTCBB:

Calendar Period                                          High            Low
---------------                                          ----            ---

2003:
             First Quarter                               $1.85           $0.00

             Second Quarter                              $0.55           $0.21

             Third Quarter                               $0.50           $0.21

             Fourth Quarter                              $6.50           $0.25

2004:
             First Quarter                               $6.30           $5.90

             Second Quarter                              $10.01          $3.50

             Third Quarter                               $7.50           $7.00

             Fourth Quarter                              $6.00           $3.50
2005:
             First Quarter                               $5.00           $3.00

             Second Quarter                              $5.00           $2.50

             Third Quarter                               $4.00           $1.25

             Fourth Quarter                              $1.25           $0.51
2006:
         First Quarter (through March 31)                $2.20           $0.51

The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Management's Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in "Risk Factors" and elsewhere in this report.

OVERVIEW

In October 2004, the former shareholders of Sunrise-Cayman and Lin Ray Yang acquired a majority of the voting interests of Sunrise-Texas in a merger, and the transaction was treated as a reverse acquisition, with Sunrise-Cayman and Lin Ray Yang treated as the acquirer for accounting purposes. Accordingly, the pre-merger financial statements of Sunrise-Cayman and Lin Ray Yang are Sunrise-Texas' historical financial statements. Before the completion of the merger, Sunrise-Texas had no continuing operations and its historical results would not be meaningful if combined with the historical results of Sunrise-Cayman, Lin Ray Yang and their subsidiaries.

As a result of the acquisition, the former owners of Sunrise-Cayman and Lin Ray Yang hold a majority interest in the combined entity. Generally accepted accounting principles require, in certain circumstances, that a company whose shareholders retain the majority voting interests in the combined business be treated as the acquirer for financial reporting purposes. Accordingly, the acquisition has been accounted for as a "reverse acquisition" arrangement whereby Sunrise-Cayman and Lin Ray Yang are deemed to have purchased Sunrise-Texas. However, Sunrise-Texas remains the legal entity and the
Registrant  for  Securities  and Exchange  Commission  reporting  purposes.  The historical financial statements prior to October 5, 2004 are those of Sunrise-Cayman and Lin Ray Yang and their subsidiaries. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of Sunrise-Cayman and Lin Ray Yang.

Sunrise-Texas and its subsidiaries, namely, Sunrise-Cayman, Lin Ray Yang, Shanghai Xin Ji Yang, Suzhou Xin Ji Yang, Beijing Xin Ji Yang, Shanghai Shang Yang and Suzhou Gao Feng are collectively referred to in this Management's Discussion and Analysis as "the Company". The principal activities of the Company are the provision of property brokerage services, real estate marketing services, property leasing services and property management services in the PRC.


RECENT DEVELOPMENTS

Before 2004, our major business was an agency business, whereby our only subsidiary then, Shanghai Xin Ji Yang, was contracted by property developers to market and sell their newly developed property units; in return for which we earned a commission fee calculated as a percentage of the selling price. Our business operation in Shanghai Xin Ji Yang continues to demonstrate growth in revenue.

In 2004, through another subsidiary, Shanghai Shang Yang, we ventured into a higher risk business model (the "Underwriting Model") whereby our commission was not calculated as a percentage of the sales price. Instead, our commission revenue is equal to the price difference between the final sales price and the underwriting price. In this model, we negotiate with the developer for an underwriting price that is as low as possible, with the guarantee that all units will be sold by a specific date. In return, we have the flexibility to establish the final sales price, and earn the price difference between the final sales price and the underwriting price. The risk in this kind of agreement is that, if there are any unsold units on the expiry date, we may have to absorb the unsold units from developers at the underwriting price. We would hold these units in our inventory or as investments.

Shanghai Shang Yang has entered into a Property Underwriting Agreement with an independent property developer to underwrite the Sovereign Building Project, a commercial building located in the Suzhou Industry Park in Suzhou, PRC, at a fixed underwriting price. Being the sole distribution agent for the foregoing office building, Shanghai Shang Yang committed to a sales target of $50.39 million being achieved on or before November 25, 2005. We started selling units in the building in December 2004,and as of December 31, 2005, we achieved the sales target by selling 221 units with a total sales price of $60.70 million. However, there are still unsold properties with floor area of 3,189 square meters, which represents 6.9% of total floor area underwritten, as of December 31, 2005. The underwriting period has been extended to the end of April 2006, the estimated completion date of the building.

Over the past two  years,  we have  also  acquired  interests  in the  Sovereign
Building Project. On November 18, 2004, Shanghai Shang Yang entered into sales and purchase agreements to acquire two floors of the Sovereign Building Project at a total consideration of $3,036,946. On October 18, 2005, Shanghai Shang Yang entered into sales and purchase agreements to acquire an additional floor and six units for a total consideration of $12,804,265. On November 29, 2005, Suzhou Xin Ji Yang entered into sales and purchase agreements to acquire an additional floor of the Sovereign Building Project for a total consideration of $1,735,497. Of these acquired floors, two floors will be held for sale, one floor will be held for our own use, and the remaining properties will be held for long-term investment purposes. As of December 31, 2005, deposits amounting to $12,601,596 have been paid to the property developer. On January 5, 2006, an additional deposit of $1,239,618 was paid to the property developer. The remaining balance of $3,735,494 will be payable upon the completion of these properties that we estimate to be April 30, 2006.


While we expect revenue to stem from these two subsidiaries' businesses, we can provide no assurance that this will result in any increase in profitability.


RECENTLY ISSUED ACCOUNTING STANDARDS


In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of FASB Statement No. 123, (FASB 123R) Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FASB 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity, equity instruments or that may be settled by the issuance of those equity instruments. FASB 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in FASB 123 as originally issued and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. FASB 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans. For small business issuers, FASB 123R is effective for fiscal years beginning after December 15, 2005. We do not believe the adoption of FASB 123R will have a material impact on our financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Revision of FASB Statement No. 123, (FASB 123R) Accounting for Stock-Based Compensation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting policies for us include revenue recognition, impairment of goodwill, and accounting for income taxes.

SFAS 142, Goodwill and Other Intangible Assets

SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment on an annual basis (December 31 for us) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or the sale or disposition of a significant portion of the company. Application of the goodwill impairment test requires judgment, including the determination of the fair value of the Company. The fair value of the Company is estimated using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, the useful life over which cash flows will occur, and the determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for the Company.


SFAS 109, Accounting for Income Taxes

SFAS 109, Accounting for Income Taxes, establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity's financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact our financial position or results of our operations.

Revenue Recognition

Agency commission revenue from property brokerage is recognized when the property developer and the buyer complete a property sales transaction, which is normally at the time when the property developer receives from the buyer a portion of the sales proceeds in accordance with the terms of the relevant property sales agreement, or when we can confirm that the balance of the bank loan to the buyer has been approved.

Commission revenue from underwriting service is recognized when the property developer and the buyer complete a property sales transaction, which is normally at the time when the property developer has confirmed that the predetermined level of sales proceeds have been received from buyers.

Revenue from marketing consultancy services is recognized when services are provided to clients.



RESULTS OF OPERATIONS

We provide the following discussion and analyses of our changes in financial condition and results of operations for the year ended December 31, 2005, with comparisons to the historical year ended December 31, 2004.

Revenue

The following table shows the net revenue detail by line of business:

                                            Years ended December 31,
                     -------------------------------------------------------------------
                         2005        % to total       2004       % to total    % change
                     ------------   ------------  ------------  ------------  ----------
Agency sales           6,477,636         60         7,587,715        98          (15)
Underwriting sales     4,402,832         40          135,926          2         3,239
                     ------------   ------------  ------------  ------------
Net revenue           10,880,468         100        7,723,641        100          41
                     ------------   ------------  ------------  ------------  ----------

The net revenue of 2005 was $10,880,468, which was an increase of 41% from $7,723,641 in 2004. In 2005, agency sales represented 60% of net revenues, and underwriting sales represented 40% of net revenue. In 2004, agency sales represented 98% of net revenues and underwriting sales represented 2% of net revenue. The increase in net revenues of 2005 was mainly due to the increase in our underwriting sales revenues.

Agency sales

60% of our net revenue, after sales tax, is due to agency commission fees, most of which were from the business activities of Shanghai Xin Ji Yang. The primary reason that agency commission fees decreased in 2005 was that, in the Second Quarter of 2004 in a growing real estate market, we launched an agency project of luxury villas in Shanghai. The project was successfully closed in 2004 and generated net revenues of $2,307,489. In 2005, on the other hand, our projects were located in several secondary cities and the macro economic policies on the real estate market had little impact on our business. Also in 2005, several projects were in the start-up stages and did not contribute significantly to commission revenue in 2005. We estimate that the agency sales revenues from the real estate projects will rebound in 2006.


Underwriting sales

In February 2004, Shanghai Shang Yang entered into an agreement to underwrite an office building in Suzhou, known as Suzhou Sovereign Building. Being the sole distribution agent for the foregoing office building, Shanghai Shang Yang committed to a sales target of $50.39 million being achieved on or before November 25, 2005. Property underwriting sales is comparatively a higher risk business model compared to our pure commission based agency business. Under this higher risk business model, the Underwriting Model, our commission is not calculated as a percentage of the selling price; instead, our commission revenue is equivalent to the price difference between the final selling price and underwriting price. We negotiate with a developer for an underwriting price as low as possible, with the condition that we guarantee all unsold units will be acquired within a certain a period. In return, we are given the flexibility to establish the final selling price and earn the price difference between the final selling price and the underwriting price. The risk of this kind of arrangement is that, if there is any unsold unit upon the expiry period, we may have to absorb the unsold property units from developers at the underwriting price and hold them in our inventory or as an investment.

We started selling units in the building in December 2004. As of December 31, 2005, we achieved the sales target by selling 221 units with a total sales price of $60.70 million. However, there are still unsold properties with floor area of 3,189 square meters, which represents 6.9% of total floor area underwritten, as of December 31, 2005. The underwriting period has been extended to the end of April 2006, the estimated completion date of the building. As of December 31, 2005, the developer, SIP Hi-Dragon Real Estate Development Co., Ltd., has confirmed net revenue of $4,538,758, that we have recognized as our revenue as of December 31, 2005. As we approach the completion of the building, SIP
Hi-Dragon Real Estate Development Co., Ltd. will gradually receive all sales proceeds from the buyers; at that time, we can recognize our total underwriting sales revenue for this project.

Cost of Revenue

The following table shows the cost of revenue detail by line of business:

                                        Years ended December 31,
                    ---------------------------------------------------------------
                       2005      % to total      2004       % to total    % change
                    -----------  -----------  -----------  ------------  ----------
Agency sales         2,560,266       76        3,531,527        85          (28)
Underwriting sales    800,734        24         631,235         15           27
                    -----------  -----------  -----------  ------------
Cost of revenue      3,361,000       100       4,162,762        100         (19)
                    -----------  -----------  -----------  ------------  ----------

The cost of revenue in 2005 was $3,361,000, a decrease of 19% from $4,162,762 in 2004. In 2005, agency sales represented 76% of cost of revenues and underwriting sales represented 24% of cost of revenue. In 2004, agency sales represented 85% of cost of revenue and underwriting sales represented 15% of cost of revenue.

Agency sales

The cost of revenue for agency sales in 2005 was $2,560,266, a decrease of 28% from $3,531,527 in 2004. The primary reasons for the difference are the following:

i) In the Second Quarter of 2004, we launched an agency project of luxury villas in Shanghai and we agreed to bear all advertising costs of the project, which were $1,001,364. However, we had no project for which we had to bear advertising costs in 2005. Therefore, a significant decrease resulted.

ii) Commission expenses decreased in 2005 due to the decrease in commission income from agency services.

For most projects that we market, advertising costs are borne by the respective property developers. For some projects, we commit to bear all advertising costs in exchange for a higher agency commission rate. All advertising costs incurred in the promotion of our property projects are expensed in the period incurred. Due to the nature of our business, we cannot necessarily match the timing of advertising costs with related revenues. Advertising costs are usually incurred according to the timeline specified in project budgeting; they are budgeted as a percentage of our projected sales revenues. In the property marketing and sales cycle, advertising costs are usually incurred two to three months prior to formal sales launch activities. In some cases, advertising costs and activities may take place before period-end, while sales launch activities take place after period-end. As advertising costs are expensed as incurred, it is possible that advertising costs incurred in any period do not match the revenues earned in the same period.


Underwriting sales

The cost of revenue for  underwriting  sales in 2005 was $800,734;  it increased
27% from $631,235 in 2004. We started our underwriting sales activities in December 2004 and the costs incurred in 2004 mainly comprised initial setup costs, exhibition costs and advertising costs whereas the costs incurred in 2005 mainly comprised commission expenses and advertising costs. The direct staff costs and commission expenses took a smaller proportion to the net revenue when compared with that of agency sales. As stated in the preceding paragraph, advertising costs were expensed as incurred and most of the promotional activities were launched in 2004. As a result, the costs of revenue for underwriting sales merely increased 27% whereas the net revenue increased
3,108%.

Operating Expenses

The following table shows operating expenses detail by line of business:

                       Years ended December 31,
                     ------------------------------------------------------------------
                         2005       % to total       2004       % to total    % change
                     ------------  ------------  ------------  ------------  ----------
Agency sales            $894,741        88        $1,036,925       99           (14)
Underwriting sales      $116,477        11           $11,649        1            900
Property management       $7,198         1             -             -           n/a
                     ------------  ------------  ------------  ------------
Operating expenses    $1,018,416        100       $1,048,574       100           (3)
                     ============  ============  ============  ============  ==========

The operating expenses for 2005 were $1,018,416; this is a 3% decrease from $1,048,574 in 2004. Operating expenses related to agency sales and underwriting sales varied in line with agency sales and underwriting sales.

Agency sales

The operating expenses for agency sales in 2005 were $894,741; this is a decrease of 14% from $1,036,925 in 2004. Some operating expenses, e.g., travel expenses and allowances, decreased as agency sales revenues decreased 15% in 2005.

Underwriting sales

The operating expenses for underwriting sales in 2005 were $116,477; this is an increase of 900% from $11,649 in 2004. We started our underwriting sales activities in December 2004. This significant increase in expenses is related to the increase in underwriting sales in 2005.

Property management

Suzhou Gao Feng is our property management subsidiary. Suzhou Gao Feng is still at the start-up stage, and there was a low level of daily operating expenses incurred in 2005. We launched the property management business in the First Quarter of 2006.

General and Administrative Expenses
-----------------------------------

The general and administrative expenses in 2005 were $3,651,186, increasing 56% from $2,335,714 in 2004. The increase in general and administrative expenses was mainly due to:

i) The increase in professional fees for maintaining our listing status, e.g., audit, legal and other professional fees. The professional fees for 2005 were $878,833, including expenses for consulting services rendered to us in 2005 by Marco Partners Limited and Mr. Chiang Hui Hsiung for a total of $693,600. No such expenses were incurred in 2004.

ii) The establishment of Suzhou Xin Ji Yang and two branches of Shanghai Xin Ji Yang and the acquisition of Beijing Xin Ji Yang. The general and administration expenses for these subsidiaries and branches in 2005 and 2004 were $576,434 and $249,978, respectively.

Interest Expenses
-----------------

Interest expenses in 2005 were $162,496, increasing 596% from $23,333 in 2004. The interest expenses were mainly incurred for bank loans and promissory notes payable. The increase was due to increases in interest on bank loans for the acquisition of properties and for promissory notes payable.

LIQUIDITY AND CAPITAL RESOURCES

Source of Cash
--------------

In 2005, our principal sources of cash were revenues from our agency sales business and underwriting sales business. We expect these sources will continue to meet our cash requirements, including debt service, operating expenses and promissory deposits for various property projects.

Another source of cash is from bank loans in an aggregate amount of $5,131,004 obtained during the year. These bank loans include two 5-year loans that bear interest at banks' prevailing rate, which is currently at 5.85% per annum and one 5-year loan that bears interest at a rate of 6.435% per annum. They will be maturing in December 2010. These bank loans are guaranteed by the developer as mentioned in Note 7 and will be secured by the properties as mentioned in Note 7 once the title of the properties is transferred to us.

Uses of Cash
------------

Most of our cash resources were used to pay deposits for acquisition of properties in Suzhou.

Another major use of cash was to fund our revenue related expenses, such as salaries and commissions paid to the sales force, advertising costs, maintenance of regional offices etc.

Potential Cash Needs for 2006
-----------------------------

The potential cash needs for 2006 will be the repayments of our bank loans, balancing payment of properties acquired and the rental guarantee payment.

We anticipate that our current available funds, cash inflows from providing property agency services and underwriting services and sales proceeds from disposal of properties acquired will be sufficient to meet our anticipated needs for working capital expenditures, business expansion and the above potential cash needs through 2006. We also expect Suzhou Gao Feng can contribute cash flow to the Company as it will start its property management business in the second quarter of 2006. However, we may need to raise additional funds in the future in order to fund acquisitions, develop new projects, or if our business otherwise grows more rapidly than we currently predict. If we do need to raise such additional funds, we expect to raise those funds through the issuance of additional shares of our equity securities in one or more public or private offerings, or through credit facilities obtained with lending institutions. There can be no guarantee that we will be able to obtain such funding, whether through the issuance of debt or equity, on terms satisfactory to management and our board of directors.



                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

Sunrise Real Estate Development Group, Inc. ("Sunrise-Texas") was incorporated in the State of Texas on October 10, 1996, under the original name of Parallax Entertainment, Inc. ("Parallax"). On October 28, 2003, Olympus Investment Corporation, a Brunei corporation, based in Taipei, Taiwan, purchased 78,400 shares of common stock, and then became the majority, 51% shareholder of Parallax.

Effective December 12, 2003, the name of Parallax was changed to Sunrise Real Estate Development Group, Inc. On December 9,], 2003, the Board of Directors of Sunrise-Texas adopted a resolution authorizing a five-to-one reverse split in the Company's $0.01 par value common stock. This resulted in 30,614 shares being issued and outstanding post reverse split. Thereafter, on December 27, 2003, Sunrise-Texas sold 6,600,000 shares of common stock for $0.025 per share, amounting to an aggregate of $165,000, in a private placement to non-US individuals. Sunrise-Texas relied on the Regulation S exemption from the registration requirements of the Securities Act of 1933, as amended, in connection with this private placement.

On August 31, 2004, Sunrise-Texas, Sunrise-Cayman and Lin Chi-Jung, an individual and agent for the beneficial shareholder of Sunrise-Cayman, Ace Develop Properties Limited ("Ace Develop"), entered into an exchange agreement whereby Sunrise-Texas would issue 5,000,000 shares of its common stock to the beneficial shareholder of Sunrise-Cayman or its designees, in exchange for all of the outstanding capital stock of Sunrise-Cayman. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of Sunrise-Texas, the President of Sunrise-Cayman and the principal and controlling shareholder of Ace Develop.


Also on August 31, 2004, Sunrise-Texas, Lin Ray Yang and Lin Chi-Jung, an individual and agent for the beneficial shareholders of Lin Ray Yang, (i) Ace Develop, (ii) Planet Technology Corporation ("Planet Tech"), and (iii) Systems & Technology Corporation ("Systems Tech"), entered into an exchange agreement whereby Sunrise-Texas would issue 10,000,000 shares of its common stock to the beneficial shareholders, or their designees, in exchange for all of the outstanding capital stock of Lin Ray Yang. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of Sunrise-Texas, the President of Lin Ray Yang and the principal and controlling shareholder of Ace Develop. Regarding the 10,000,000 shares of common stock of Sunrise-Texas issued in this transaction, 8,500,000 shares were issued to Ace Develop, 750,000 shares were issued to Planet Tech and 750,000 shares were issued to Systems Tech.

Prior to the closing of the aforesaid exchange agreements, Sunrise-Texas was an inactive "shell" company. Following the closings of the aforesaid exchange agreements, Sunrise-Texas, through its two wholly owned subsidiaries, Lin Ray Yang and Sunrise-Cayman, has engaged in the business of real estate brokerage services in connection with office and multifamily properties, real estate marketing services, and property leasing and property management services in Mainland China.

As a result of the acquisition, the former owners of Sunrise-Cayman and Lin Ray Yang now hold a majority interest in the combined entity. Generally accepted accounting principles require, in certain circumstances, that a company whose shareholders retain the majority voting interest in the combined business to be treated as the acquirer for financial reporting purposes. Accordingly, the acquisition has been accounted for as a "reverse acquisition" arrangement whereby Sunrise-Cayman and Lin Ray Yang are deemed to have purchased Sunrise-Texas. However, Sunrise-Texas remains the legal entity and the
Registrant  for  Securities  and Exchange  Commission  reporting  purposes.  The historical financial statements prior to October 5, 2004 are those of Sunrise-Cayman and Lin Ray Yang and their subsidiaries. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of Sunrise-Cayman and Lin Ray Yang.

We are now a sales brokerage business with accumulated expertise in the areas of property sales & marketing. We generated consolidated revenues of more than $7.7 million from our sales brokerage business in 2004. With experience and in-depth local market know-how, we are now ready to enter the property underwriting sector, while at the same time maintaining our steady growth in the brokerage business.

On January 15, 2006, Sunrise-Texas ratified its agreement with Marco Partners, Inc, a Hong Kong corporation, to provide financial advisory services to Sunrise-Texas in the calendar year 2005. In this connection, Sunrise-Texas agreed to issue and has issued Marco Partners 1,030,000 shares of common stock in payment for its services. Chiu, Chi-Yuan, a Senior Vice-President of Sunrise-Texas, is a principal of Marco Partners. Marco Partners is a related party. Also, on January 15, 2006, Sunrise-Texas ratified its agreement with Chiang, Hui Hsiung to provide strategic consulting services to Sunrise-Texas in calendar year 2005. In this connection, Sunrise-Texas agreed to issue and has issued to Chiang, Hui Hsiung 330,000 shares of common stock in payment for his services. These 1,360,000 shares were valued by Sunrise-Texas at US $0.51 per share, the closing market price of the Sunrise-Texas shares on January 15, 2006.

CORPORATE STRUCTURE

Sunrise-Texas, operates through a tier of subsidiaries. Sunrise Texas owns 100% of the capital stock of Sunrise Real Estate Development Group, Inc., a Cayman Islands corporation ("Sunrise-Cayman") and LIN RAY YANG Enterprise, Ltd., a British Virgin Islands company ("Lin Ray Yang"). Neither Sunrise-Cayman nor Lin Ray Yang have operations but respectively conduct operations in Mainland China through wholly owned subsidiaries and joint ventures based in Shanghai, PRC.

Sunrise-Cayman operates through its wholly owned subsidiary, Shanghai Xin Ji Yang, and two (2) joint venture subsidiaries: (i) Suzhou Xin Ji Yang Real Estate Agency Co, Ltd. ("Suzhou Xin Ji Yang") of which Sunrise-Cayman holds a 5% equity interest and Shanghai Xin Ji Yang holds a 75% equity interest; and (ii) Beijing Xin Ji Yang Real Estate Agency Co, Ltd. ("Beijing Xin Ji Yang") of which Shanghai Xin Ji Yang holds an 85% equity interest. Shanghai Xin Ji Yang provides marketing and sales services to developers.

Shanghai Xin Ji Yang has fifty-two (52) sales teams operating in fifteen (15) provinces in the PRC. As of December 31, 2005, Shanghai Xin Ji Yang had contracts to market and sell a total property area exceeding 10.7 million square meters. Shanghai Xin Ji Yang is comprised of three major divisions: research and development, planning, and sales. It has a total work force of 331 personnel including 30 Taiwanese expatriates. Shanghai Xin Ji Yang is one of the largest foreign-based brokerage agencies in Shanghai.

Lin Ray Yang operates through its wholly owned subsidiary, Shanghai Shang Yang Real Estate Consultation Co. Ltd. ("Shanghai Shang Yang"). Shanghai Shang Yang was incorporated in February 2004 and provides marketing services to developers with whom it may partner in a particular real estate development project.
Shanghai Shang Yang identifies, evaluates and negotiates development projects. Shanghai Shang Yang is comprised of professional project planning, property investment evaluation and project marketing teams.

Shanghai Shang Yang's first project was the development of a commercial building within the Suzhou Industrial Park, called the Sovereign Building. The Sovereign Building is a joint venture between Shanghai Shang Yang and SIP Hi-Dragon Real Estate Development Co., Ltd. Shanghai Shang Yang has undertaken to sell all of the units of this project.

In January 2005, Lin Ray Yang formed a new, majority owned subsidiary - Suzhou Gao Feng Hui Property Management Co, Ltd ("Suzhou Gao Feng"). Lin Ray Yang owns 80% and its partnering developer, SIP Hi-Dragon Real Estate Development Co., Ltd. owns 20% of this company. Suzhou Gao Feng provides rental, management and maintenance services for office buildings and apartments.

Figure 1: Company Organization Chart

                               Sunrise Real Estate
                             Development Group, Inc.
                                        |
                                        |
            ------------------------------------------------
              |                                           |
              |                                           |
     Sunrise Real Estate                            LIN RAY YANG
-- Development Group, Inc.                       Enterpise Ltd., BVI
|          Cayman                    100%                 |              80%
|             |                -------------------------------------------------
|    100%     |                          |                            |
| Shanghai Xin Ji Yang Real       Shanghai Shang Yang        Suzhou Gao Feng Hui
|    Estate Consultation       Real Estate Consultation      Property Management
|      Company Limited             Company Limited             Company Limited
|             |
|             |---------------------------------|
|5%           |75%                              |85%
|Suzhou Xin Jin Yang                      Beijing Xin Ji Yang
 Real Estate Agency                       Real Estate Agency
       Co, Ltd.                                 Co, Ltd.

BUSINESS ACTIVITIES

Since 2002, our main operating subsidiary has operated as a sales and marketing agency for newly built property units. We have developed a good network with landowners and earned the trust of developers, allowing us to explore opportunities in property investment.

As part of this goal, a new operating subsidiary , Shanghai Shang Yang, with an experienced management team has been acquired to focus on developing a new strategic plan for property investment activities. The new strategic plan is designed to expand our activities beyond our existing revenue base, to assume a higher risk of investment and allow flexibility in structuring collaboration models with partnering developers. While we have an excellent track record as a sales and marketing agency for new developments, we are also becoming a small equity participant in property development projects.

Commission Based Services

Depending on the scope of our engagement and our partners' requirements, the scope of our services could be a combination of any of the following models. Commission based services refer to any of the following marketing and sales agency services:

         a. Integrated Marketing Planning
         b. Advertising Planning and Execution
         c. Sales Planning and Execution

In this type of business, we execute a Marketing and Sales Agency Agreement (the "Agency Agreement") with property developers to undertake the marketing and sales activities of a specified project. The scope of service varies according to the clients' needs; it could be a full package of all the above services (a, b and c), a combination of any two (2) of the above services, or a single service.

Most of our current existing revenue comes from commission-based services, currently representing at least 80% of our annual revenues. We secure commission-based projects via bidding or direct appointment. Through existing client rapport and selling results, we have secured a number of projects from previous clients via direct appointment, especially on subsequent phases of projects that we had previously marketed. Almost 40% of our existing projects are such subsequent phases, representing a quarter of our current year revenues.

Normally, before a developer retains our services, we will evaluate and determine the acceptable selling value of a project; this value will be proposed to the developer and the parties will negotiate an Average Sales Value ("ASV") as the basis of the property-selling price in the Agency Agreement.

The actual retail value of the project is generally priced higher than the ASV depending upon the actual market conditions. On average, we have been able to sell the property at a small premium of ASV.

Our normal commission structure is a combination of:

         a)       Base Commission of 1% to 1.5% of the ASV;
         b) Surplus Commission of 10% to 30% of the difference between the ASV and the actual sales price.

Our wholly owned subsidiary, Shanghai Xin Ji Yang, engages in this sales and marketing phase of our business.

Underwriting sales business
---------------------------

In 2004, through Shanghai Shang Yang, we ventured into a higher risk business model (the "Underwriting Model") whereby our commission was not calculated as a percentage of the selling price; instead, our commission revenue is equal to the price difference between the final selling price and underwriting price. Under this Underwriting Model, we negotiate with the developer for an underwriting price that is as low as possible with the guarantee that all unsold units will be sold by a specific date. In return, we have the flexibility to establish the final sales price, and we earn the price difference between the final sales price and the underwriting price. The risk in this kind of agreement is that if there are any unsold units on the expiry date, we may have to absorb the unsold units from developers at the underwriting price. We would then hold these units in our inventory or as investments.

PRC's Property Sector

In the PRC, all land titles are owned by the government, and private companies are granted the Land Use Rights Certificate ("LURC") for a period not exceeding 70 years, depending on the purpose of the development. For example, residential property has a land use right of 70 years, commercial and entertainment land has land use right of 50 years.

During tenure of a land use right, the assignee may claim the piece of land as its property asset, whereby this property is transferable and may be used for various commercial purposes, i.e., sales and purchase, rent and lease, subject to mortgage and guarantee, provided that the principal owner of the rights would have to pay government usage fees. The PRC's regulation framework also requires that a property development company possess Land Use Right Certificates before registering itself as a Property Development Company. We have not acquired any Land Use Rights; therefore, we are not registered as a Property Development Company.

With our accumulated expertise and experience, we will slowly take a more aggressive role by participating in property development. We plan to select property developers with outstanding qualifications as our strategic partners, and to continue to build strength in design, planning, positioning and marketing services. Further, we plan to become a small equity participant in property development projects.

Government regulation
---------------------

The Law on the Protection Investments from Taiwan Compatriots ensures that the PRC Government shall under no circumstances interfere in the economic cooperation between the Mainland China and Taiwan because of political differences. Under this law, the PRC Government may not discriminate and must protect the legal rights of Taiwan compatriots' investments in Mainland China. This policy allows Taiwan businesses to safely operate in Mainland China without government discrimination.

On August 31, 2003, the State Council of the PRC issued Guo Fa (2003) No.18, State Council's notice regarding the accelerating real estate market in the direction of continuous and healthy development. There is no doubt that this policy will become an important contribution to the PRC's economic development. It explicitly provides for assistance to middle/low income households by means of subsidies, clearly defining the regulations to control land pricing so as to enable the majority of households to pay housing prices and fulfill Chinese citizens' dreams of buying ordinary housing. This policy will have a positive influence on the overall economic growth of the country.

While the No.18 Policy conforms to the public opinion to satisfy market supply and demand, it also provides that strong support will be provided to qualified real estate development companies. The construction cost for economical and suitable housing will also be reduced through measures such as land transfers, reducing or waiving administrative and institutional charges, as well as tax revenue preferential policies, etc. Enterprises will operate in a fair competition environment, thus eliminating under-the-table transactions that occurred in the past.

The items that benefit real estate developers under No.18 Policy are the following:

         - Increase the supply of middle and low income housing.

         - Control construction of upscale commodity apartments.

         - Stimulate the secondary housing market.

         - Increase the collection of housing accumulation funds, and exert more efforts in granting loans.

         - Strengthen the supervision and management of mortgages, and provide more credit support to qualifying real estate development projects.

In March and May, 2005, the State Council of the PRC issued two proposals for stabilizing the housing prices. The purpose of these proposals was to stabilize housing prices, to adjust and improve the structure of the real estate market, to adjust supply and demand in the market, to decrease financing risk, and to enhance the supervision of the real estate market.

These proposals will promote the development of China's real estate market and help improve the national economy. We believe that we will benefit from these proposals.

Mainland China's Property Sector

The industry's macro environment is slowly opening up, and the property sector is gradually developing to be a more regulated market. Stable economic growth provides a solid and secure base for investment returns in the property sector.

GDP Growth of PRC for the period of 2001 through 2005

  -------- ------------
            GDP GROWTH
  -------- ------------
    2001         8.30%
  -------- ------------
    2002         9.10%
  -------- ------------
    2003        10.00%
  -------- ------------
    2004        10.10%
  -------- ------------
    2005         9.90%
  -------- ------------


Figure 2: GDP Growth of US, Japan, Taiwan, and China for the period of 2000 through 2004





                                [GRAPHIC OMITTED







Figure 3: Per Capita GDP as Multiple of China for US, Japan, Hong Kong, Singapore, Taiwan, and China.







                                [GRAPHIC OMITTED]

EMPLOYEES

         As of December 31, 2005, we had the following number of employees:

                                                                        NO. OF
         DEPARTMENT                                                    EMPLOYEES
Sunrise Group
Taiwan Management                                                          4
Chairman's Office                                                          3
Marketing Dept.                                                            1
Accounting Dept.                                                           5
Administration Dept.                                                       8
Investment Relations Dept.                                                 2
Subtotal                                                                  23

Shanghai Branch of XJY
Administration Dept.                                                      16
Accounting Dept.                                                           5
Advertising & Communication Planning Dept.                                18
Research & Development Dept.                                               7
Marketing Dept.                                                           50
Subtotal                                                                  96

Suzhou Branch of XJY
Administration Dept.                                                       9
Accounting Dept.                                                           2
Research & Development Dept.                                              12
Advertising & Communication Planning Dept.                                 1
Marketing Dept.                                                           88
Subtotal                                                                  112

Nanchang Branch of XJY
Administration Dept.                                                       7
Accounting Dept.                                                           2
Research & Development Dept.                                               3
Advertising & Communication Planning Dept.                                 1
Marketing Dept.                                                           44
Subtotal                                                                  57

Beijing Branch of XJY
Administration Dept.                                                       5
Accounting Dept.                                                           1
A & D Dept.                                                                1
Subtotal                                                                   7

Yangzhou Branch of XJY
Administration Dept.                                                       3
Accounting Dept.                                                           1
Marketing Dept.                                                           32
Subtotal                                                                  36
TOTAL                                                                     331

MANAGEMENT

         The following table sets forth certain information concerning the executive officers and directors of Sunrise-Texas.

Date of Appointment      Name of Individual    Age          Positions Held

October 11, 2004         LIN, CHI-JUNG         46    President, CEO and Chairman
                                                     Senior Vice President,

May 23, 2005             LIN, CHAO CHIN        56     Director and Vice Chairman

April 25, 2005           HONANYAN, ART         61       Chief Financial Officer

November 23, 2004        LI XIAO GANG          48             Director

October 14, 2005         CHEN, WEI HUA         32             Director

November 23, 2004        CHEN REN              58             Director

November 23, 2004        FU XUAN-JIE           55             Director

August 23, 2005          ZHANG XI              35             Director

Following is biographical information for each of the executive officers and directors consisting of their age, principal occupation, and other relevant information. There are no family relationships among any of the directors or executive officers of Sunrise-Texas. The designation of "Affiliated" noted beside the director name indicates that the director is an officer or employee of Sunrise-Texas.

Lin Chi-Jung (Affiliated), age 46, is the Chairman, President & Chief Executive Officer, and controlling shareholder of Sunrise-Texas. Mr. Lin began serving as a Director of SRRE Sunrise-Texas on October 28, 2003, and was appointed Chairman on October 11, 2004. Mr. Lin also serves as the Chairman of all of the operating subsidiaries under the Sunrise-Texas Group. He founded Shanghai Xin Ji Yang in late 2001 and Shanghai Shang Yang in 2004. In addition, he serves as the President of Sunrise-Cayman, Lin Ray Yang, Shanghai Xin Ji Yang and Shanghai Shang Yang. Mr. Lin is the principal and controlling shareholder of Ace Develop Properties Limited. In addition, Mr. Lin serves as the agent for the beneficial shareholders of Sunrise-Cayman and Lin Ray Yang. Prior to establishing the property business, Mr. Lin started his career and business in the entertainment industry and became a famous actor in Chinese communities around the world, including Mainland China, Taiwan, North America and South East Asia before turning to be a film director, producer, distributor and investor in the mid-90's.

Lin, Chao-Chin (Affiliated), age 56, is one of the co-founders of Xin Ji Yang. He has 28 years of real estate industry experience, particularly in the areas of agency, property investment, and development services. Prior to starting his business in the PRC, he co-founded Taipei Xin Lian Yang Property Co. Ltd. in Taiwan back in the early 1980's, which grew to have contracted sales of NT 120 Billion (approx. US$ 3.4 billion) and 800 employees. In 2001, he joined Lin Chi-Jung to re-establish his career in China. Currently, Lin Chao-Chin is managing the day-to-day business operations of Xin Ji Yang. Lin Chao-Chin graduated from Taiwan Chung Yuan University with a Bachelors Degree in Business Administration.

Honanyan, Art, age 61, is a Certified Management Accountant (USA). He was on the faculty of three Southern California based MBA programs during the past 11 years. He was Chief Financial Officer and member of the Board of Directors of the California Central Trust Bank and its holding company during between 1983 and 1992. He holds an MBA degree from New York University, New York, NY, USA and a BA degree from George Washington University, Washington, DC, USA.

Li Xiao-Gang, age 48, was appointed as an independent director of Sunrise-Texas on November 23, 2004. Mr. Li graduated from Shanghai Finance and Economics University in 1984, and joined the Shanghai Academy of Social and Science. In

1992, he was the deputy director of the Economics Law Consultation Center of the Shanghai Academy. In 2000, he was the Director of the Foreign Investment Research Center of the Academy. From 1992 to the present, Mr. Li served as a Director cum Deputy Secretary-General of the Shanghai Consultation Association.

Chen, Wei Hua, age 32, Taiwan Certified Public Accountant. For the past 5 years, Ms. Chen has been an accountant in Lian Hua Accounting Firm.

Fu Xuan-Jie, age 55, was appointed as an independent director of Sunrise-Texas on November 23, 2004. Mr. Fu is an attorney and currently practices law in his co-founded firm, Fu Xuan-Jie & Associates Law Office. Prior to establishing his own law firm, Mr. Fu was associated with several other law offices. Mr. Fu specializes in corporate and international law, especially in the areas of international compensation and financial legality cases.

Chen Ren, age 58, was appointed as an independent director to Sunrise-Texas on November 23, 2004. Mr. Chen is currently the general manager of the Shanghai Housing Developing Center, a subsidiary of Shanghai Real Estate Group of Companies. He has been involved in the Shanghai real property market for the past 15 years. Among some of the companies that he has been associated with are:
Shanghai She-ye Property Ltd., Shanghai Rui Nan Property Limited, the General Manager of Shanghai Gong Zhi Jing Center.

Zhang, Xi, age 35, was appointed as an independent director to Sunrise-Texas on August 23, 2005. Mr. Zhang is an Economy Doctor, Senior Economist, Certificated Public Accountant and Certificated Public Valuer. He has served in Shanghai Zhonghua Auditor Company as the manager of International Department, Shanghai Zhangjiang Hi-tech Zone Development Company. Ltd as Vice General Manager and Financial Controller of Shanghai Zhang Jiang Semiconductor Industry Park Co., Ltd as General Manager.

CONFLICTS OF INTEREST

We believe that our officers and directors will be subject to conflicts of interest. The conflicts of interest arise from their time spent on other businesses unrelated to ours.

FAMILY RELATIONSHIPS

There are currently no family relationships among the directors, executive officers, or persons nominated or chosen to become the directors or executive officers of Sunrise-Texas.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

To our knowledge, during the past five (5) years, our officers and directors have: (a) not filed a petition under the federal bankruptcy laws or any state insolvency laws, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer within two (2) years before the time of such filing; (b) not been convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities:
(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (d) not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above, or to be associated with persons engaged in any such activity; (e) not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended or vacated; (f) not been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.


BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2004, the Board of Directors did not hold any meetings. However, the Board of Directors did enter into three
Unanimous  Consents to  Corporate  Action.  The Board's  Audit and  Compensation
Committees did not hold any meetings during 2004.

During the fiscal year ended December 31, 2005, the Board of Directors held 2 meetings and entered into 11 Unanimous Consents to Corporate Action. Each director attended 100% of the meetings of the Board of Directors held during the period for which he was a Director. The Board's Audit Committee met once and the Compensation Committee and the Governance and Nominating Committee did not hold any meetings during 2005. There was a Board of Directors meeting held on March
23, 2006.

The Board's  compensation  committee consists of Lin Chao Chin, Li Xiao Gang and
Fu Xuan Jie. The Board's audit committee  consists of Zhang Xi, Li Xiao Gang and
Fu Xuan Jie,  who are  independent  within the  meaning of Item  7(d)(3)(iv)  of
Schedule 14A under the Exchange Act. Zhang Xi serves as the Audit Committee's financial expert as that term is used under Item 401(e) of Regulation S-B. The
Board's  Governance and Nominating  Committee consists of Lin Chao Chin, Li Xiao
Gang and Fu Xuan Jie.


COMPENSATION OF DIRECTORS

During fiscal year ended December 31, 2005, each member of the Board of Directors received cash compensation for their services as Directors: Chen, Wei
Hua received $6,292; Zhang, Xi received $5,416; and the remaining five directors each received $14,670. The Directors were also reimbursed for their reasonable expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

The Sunrise-Texas Articles of Incorporation allows member of the Board of Directors to directly or indirectly contract with Sunrise-Texas for his or her benefit if the transaction and the member's interest therein is known to the other directors or shareholders who approve the transaction. Sunrise-Texas may indemnify its officers and directors to the extent permitted by the Texas
Business Corporation Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table reflects the compensation of our Chief Executive Officer and each of our compensated executive officers whose compensation exceeds $100,000 in fiscal years 2003, 2004 and 2005 for services rendered Sunrise-Texas and its subsidiaries.

Summary Compensation Table   In US Dollars

                                                                     Long Term Compensation(1)
                               ---------------------------------
                                      Annual Compensation         Awards       Payouts
         (a)            (b)      (c)      (d)          (e)          (f)          (g)         (h)        (i)
                        Year   Salary    Bonus     Other Annual  Restricted   Securities     LTIP    All Other
                                                   Compensation    Stock      Underlying   Payouts  Compensation
                                                                  Award(s)   Options/SARs
Name and Principal      ($)      ($)       ($)        ($)          (#)          ($)          ($)
Position
Lin, Chi-Jung, CEO,     2005   153,886  164,072(2)  100,148(3)      0            0            0          0
President & Chairman    2004   86,509    282,728    134,115         0            0            0          0
(appointed on Oct 11,   2003   44,468       0        14,499         0            0            0          0
2004)



                                       32

                                                                     Long Term Compensation(1)
                               ---------------------------------
                                      Annual Compensation         Awards       Payouts
         (a)            (b)      (c)      (d)          (e)          (f)          (g)         (h)        (i)
                        Year   Salary    Bonus     Other Annual  Restricted   Securities     LTIP    All Other
                                                   Compensation    Stock      Underlying   Payouts  Compensation
                                                                  Award(s)   Options/SARs

Lin, Chao-Chin          2005   153,886  164,072(2)  100,148(3)      0            0            0          0
Senior Vice             2004   55,096   282,728     108,742         0            0            0          0
President               2003   41,080      0         14,499         0            0            0          0
Managing Director of
a Subsidiary

Chiu, Chi-Yuan,
CEO, President &        2004      0        0            0           0            0            0          0
Chairman                2003      0        0            0           0            0            0          0
(appointed on October
28, 2003 and resigned
on October 11, 2004)

Yarek Bartosz             2003    0        0            0           0            0            0          0
President, Secretary
(resigned on October
28, 2003)

(1) There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

(2) Lin Chi-Hung and Lin Chao-Chin each received discretionary bonus of $164,072 in 2005. This incentive was attributed to the initial management team members for their valuable contribution to the Company. It was calculated at 15% of net profit before income tax of SHXJY and subsidiaries in 2005.

(3) Lin Chi-Jung and Lin Chao-Chin each received housing allowance of $96,690 and travel allowance of $4,959 during the year 2005.

EMPLOYEE INCENTIVE STOCK OPTIONS/SAR GRANTS

We do not have any stock option, retirement, pension or profit sharing plans for the benefit of our officers, directors or employees. Accordingly, no individual grants of stock options, whether or not in tandem with Stock Appreciation Rights ("SARs") and freestanding SARs have been made to any executive officer or any director since our inception, and no stock options have been exercised by any of our officers or directors in any fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chang, Shu-Ching, a former director of Sunrise-Texas has contributed $277,895 during 2004 into a co-operation agreement with Sunrise-Texas to jointly carry out the Sovereign Building Project. This cash participation was used as a portion of the $2,416,480 Performance Guarantee Deposit paid to SIP HI-Dragon Real Estate Development Co., Ltd. for participation in the Sovereign Building Project. It represents an investment risk sharing participation of the former director into the project, whereby the director will share the investment risk and profit of the project via an agreed upon proportionate profit sharing scheme. This cash advance bears no interest rate and will be fully paid off upon the fulfillment of the underwriting contract, however if the underwriting contract fails to deliver its return, this amount will not be paid off.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following tables set forth information concerning the holdings of each person known to Sunrise-Texas to be the beneficial owner of more than five percent (5%) of our common stock, of each director and named executive officer, and of all of Sunrise-Texas's directors and executive officers as a group. The respective director, officer or shareholder furnished all information with respect to beneficial ownership to Sunrise-Texas.


Security Ownership of Certain Beneficial Owners and Management

---------------- -------------------------------------- ----------------------- ------------
                                                                                    (1)
 Title of Class   Name and Address of Beneficial Owner   Amount and Nature of    Percent of
                                                         Beneficial Ownership      Class
---------------- -------------------------------------- ----------------------- ------------
  Common Stock   Lin Chi-Jung, CEO, President and         8,760,000 shares (2)      38.09
                 Chairman 11F, No. 249, Sec 1, Fushing
                 S Rd., Da-an District, Taipei City
                 106, Taiwan R.O.C
  Common Stock   Directors and Executive Officers as a
                 group                                    9,790,000 shares (2)      42.6%
---------------- -------------------------------------- ----------------------- ------------

         (1) Percentage is based on 22,996,614 shares of common stock outstanding as at March 31, 2006.
         (2) Includes 8,760,000 shares owned by Ace Develop Properties Limited, of which Mr. Lin Chi-Jung is the sole owner. and 1,030,000 shares owned by Marco Partners, Inc., of which Chiu, Chi-Yuan, Senior Vice President of Sunrise-Texas, is a principal.


Changes in Control

To the knowledge of management, there are no present arrangements or pledges of our securities that may result in a change in control of Sunrise-Texas.


                           DESCRIPTION OF COMMON STOCK

Sunrise-Texas has authority to issue 200,000,000 shares of common stock, par value $0.01 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when, and if, declared by the board of directors. As of the date of this prospectus, there were 22,996,614 shares of common stock outstanding.


                             DESCRIPTION OF PROPERTY

We currently rent our facilities at Suite 701, No.333, Zhaojiabang Road, Shanghai, the PRC. In addition, we have regional field support offices in various cities in Mainland China, namely Suzhou, Beijing, Nachang and Yangzhou. We lease the facilities that house our regional field support offices.

                                LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings of a material nature.

                                  LEGAL MATTERS

Carl A. Generes, Esq., Dallas, Texas, will pass upon the validity of the common stock offered by this prospectus.

                                     EXPERTS

The financial statements included in the Prospectus have been audited by BDO McCabe Lo Limited, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http:\\www.sec.gov."

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

                        CONSOLIDATED FINANCIAL STATEMENTS


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                            Page

Report of Independent Registered Public Accounting Firm.................     F-1

Consolidated Balance Sheets -
  December 31, 2005 and 2004............................................     F-2

Consolidated Statements of Operations -
  December 31, 2005 and 2004............................................     F-4

Consolidated Statements of Stockholders' Equity -
  December 31, 2005 and 2004............................................     F-5

Consolidated Statements of Cash Flows -
  December 31, 2005 and 2004............................................     F-6

Notes to Consolidated Financial Statements..............................     F-8

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and stockholders of Sunrise Real Estate Development Group, Inc.

We have audited the accompanying consolidated balance sheets of Sunrise Real Estate Development Group, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. The audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Real Estate Development Group, Inc. as of December 31, 2005 and 2004 and the results of its consolidated operations and cash flows for the years ended December 31, 2005 and 2004, in conformity with generally accepted accounting principles in the United States of America.



BDO McCabe Lo Limited


Hong Kong, March 20, 2006

                   Sunrise Real Estate Development Group, Inc.

                           Consolidated Balance Sheets

                            (Expressed in US Dollars)

                                                    December 31,   December 31,
                                                        2005           2004
                                                    ------------   ------------
ASSETS

Current assets
  Cash and cash equivalents                         $    855,588   $    969,913
  Accounts receivable                                  1,359,246      2,280,172
  Deposits for acquisition of properties (Note 7)      4,150,476           --
  Promissory deposits (Note 3)                           247,924      2,784,994
  Amounts due from venturers (Note 4)                    820,040           --
  Other receivables and deposits (Note 5)                168,709        362,586
                                                    ------------   ------------

  Total current assets                                 7,601,983      6,397,665

Plant and equipment - net (Note 6)                       531,458        596,685
Deferred tax assets (Note 14)                            144,333           --
Deposits for acquisitions of properties (Note 7)       7,488,899      1,480,036
Goodwill (Note 8)                                        187,783        183,029
                                                    ------------   ------------

Total assets                                        $ 15,954,456   $  8,657,415
                                                    ------------   ------------

LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities
  Bank loans (Note 9)                               $  1,073,650   $    276,084
  Promissory notes payable (Note 10)                   1,123,962      1,000,000
  Accounts payable                                        73,522        193,762
  Venture deposits                                          --          972,633
  Amount due to director (Note 11)                       169,416         59,167
  Other payables and accrued expenses (Note 12)        1,914,622      1,620,980
  Other tax payable (Note 13)                            158,439        114,747
  Income tax payable (Note 14)                           511,700         56,575
                                                    ------------   ------------

  Total current liabilities                            5,025,311      4,293,948
                                                    ------------   ------------

Commitments and contingencies (Note 15)                     --             --

Long-term bank loan (Note 9)                           5,306,506      1,203,952

Minority interest                                        223,580          3,948

Shareholders' equity
  Common stock, par value $0.01 per share;
    200,000,000 shares authorized; 21,636,614
    shares issued and outstanding                        216,366        216,366
  Additional paid-in capital                           2,233,844      2,233,844
  Statutory reserve (Note 16)                            241,664        175,004
   Retained earnings                                   2,559,836        530,353
  Accumulated other comprehensive income (Note 17)       147,349           --
                                                    ------------   ------------

  Total shareholders' equity                           5,399,059      3,155,567
                                                    ------------   ------------

Total liabilities and shareholders' equity          $ 15,954,456   $  8,657,415
                                                    ============   ============


          See accompanying notes to consolidated financial statements.

                   Sunrise Real Estate Development Group, Inc.

                      Consolidated Statements of Operations

                            (Expressed in US Dollars)

                                                     Years Ended December 31,
                                                       2005            2004
                                                   ------------    ------------


Net revenue                                        $ 10,880,468    $  7,723,641

Cost of revenue                                      (3,361,000)     (4,162,762)
                                                   ------------    ------------

Gross profit                                          7,519,468       3,560,879

Operating expenses                                   (1,018,416)     (1,048,574)

General and administrative expenses                  (3,651,186)     (2,335,714)
                                                   ------------    ------------

Operating profit                                      2,849,866         176,591

Interest income                                          10,958           7,887

Other income, net                                        63,374          54,891

Interest expenses                                      (162,496)        (23,333)
                                                   ------------    ------------

Profit before income tax and minority interest        2,761,702         216,036

Income tax (Note 14)                                   (500,732)       (164,174)
                                                   ------------    ------------

Profit before minority interest                       2,260,970          51,862

Minority interest                                      (164,827)         12,082
                                                   ------------    ------------

Profit for the year                                $  2,096,143    $     63,944
                                                   ============    ============

Earnings per share - basic and diluted             $       0.10    $       0.00
                                                   ============    ============

Weighted average common shares outstanding -
basic and diluted                                    21,636,614      16,600,060
                                                   ============    ============


          See accompanying notes to consolidated financial statements.


                   Sunrise Real Estate Development Group, Inc.

                 Consolidated Statements of Stockholders' Equity

                            (Expressed in US Dollars)

                                        Common Stock
                                  ------------------------
                                                                                          Accumulated      Retained
                                   Number                    Additional                      other         earnings/       Total
                                  of share                     paid-in      Statutory    comprehensive  (accumulated   stockholders'
                                   issued        Amount        capital       reserve        income         losses)        equity
                                 -----------   -----------   -----------   -----------   -------------   -----------    -----------
Balance, December 31, 2003        15,000,000   $   150,000   $   200,000   $   143,163            --     $   498,250    $   991,413

Issuance of common stock in             --
respect of reverse acquisition     6,636,614        66,366        33,844          --           100,210
                                                                                                                        -----------
Recapitalization of LRY                 --
                                                      --            --       2,000,000            --            --        2,000,000
Profit for the year                     --
                                                      --            --            --              --          63,944         63,944

Transfer between reserves               --            --            --          31,841            --         (31,841)          --
                                 -----------   -----------   -----------   -----------   -------------   -----------    -----------

Balance, December 31, 2004        21,636,614   $   216,366   $ 2,233,844   $   175,004            --     $   530,353    $ 3,155,567

Profit for the year                     --            --            --            --              --       2,096,143      2,096,143

Transfer between reserves               --            --            --          66,660            --         (66,660)          --

Translation of foreign
operations                              --            --            --            --           147,349          --          147,349
                                 -----------   -----------   -----------   -----------   -------------   -----------    -----------

Balance, December 31, 2005        21,636,614   $   216,366   $ 2,233,844   $   241,664   $     147,349   $ 2,559,836    $ 5,399,059
                                 ===========   ===========   ===========   ===========   =============   ===========    ===========






          See accompanying notes to consolidated financial statements.


                   Sunrise Real Estate Development Group, Inc.
                      Consolidated Statements of Cash Flows
                Increase/(Decrease) in Cash and Cash Equivalents
                            (Expressed in US Dollars)

                                                                Years Ended December 31,
                                                                   2005           2004
                                                               -----------    -----------
Cash flows from operating activities
  Net income                                                   $ 2,096,143    $    63,944
    Adjustments to reconcile net income to
      net cash provided by/(used in) operating activities
    Depreciation of plant and equipment                            131,072         81,602
    Loss on disposal of plant and equipment                         13,273           --
    Deferred tax credit                                           (142,202)          --
    Minority interest                                              164,827        (12,082)
    Change in:
      Accounts receivable                                       (3,407,046)    (1,931,644)
      Promissory deposits                                          126,865     (2,748,747)
      Other receivables and deposits                               257,248       (256,935)
      Accounts payable                                            (122,101)        59,075
      Venture deposits                                                --          972,633
      Deferred commission income                                   948,013           --
      Customer deposits                                               --          (22,451)
      Other payables and accrued expenses                          212,636      1,451,144
      Other tax payable                                             39,678         97,049
      Income tax payable                                           442,173
                                                                                  (60,609)
                                                               -----------    -----------
Net cash used in operating activities                              760,579     (2,307,021)
                                                               -----------    -----------


Cash flows from investing activities
   Acquisition of plant and equipment                              (69,270)      (451,451)
   Deposits paid for acquisition of properties                  (5,799,951)    (1,480,036)
   Cash increase due to reverse acquisition by CY-SRRE & LRY          --          118,797
   Acquisition of interest in subsidiary                              --         (193,180)
   Proceeds from disposal of plant and equipment                     4,519           --
   Proceeds from disposal of equity interest in subsidiary          39,714           --
                                                               -----------    -----------
Net cash used in investing activities                           (5,824,988)    (2,005,870)
                                                               -----------    -----------


Cash flows from financing activities
   Bank loan repayment                                            (262,503)          --
   Bank loans obtained                                           5,001,125      1,480,036
   Proceeds from promissory note                                   123,962      1,000,000
   Recapitalization of LRY                                            --        2,000,000
   Capital contribution from minority interest                      12,082         12,082
   Dividends paid                                                     --         (543,708)
   Advances from director                                          110,249         54,635
                                                               -----------    -----------
Net cash provided by financing activities                        4,984,915      4,003,045
                                                               -----------    -----------

Effect of exchange rate changes on cash and cash equivalents       (34,831)          --
                                                               -----------    -----------
Net decrease in cash and cash equivalents                         (114,325)      (309,846)

Cash and cash equivalents at beginning of year                     969,913      1,279,759
                                                               -----------    -----------

Cash and cash equivalents at end of year                       $   855,588    $   969,913
                                                               ===========    ===========




                                      F-6


Supplemental disclosure of cash flow information
Cash paid during the period:
      Income tax paid                                              187,809        224,783
      Interest paid                                                188,160           --

   Non-cash activities (Note 20)







          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in US Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Sunrise Real Estate Development Group, Inc. ("CY-SRRE") was established in the Cayman Islands on April 30, 2004 as a limited liability company. CY-SRRE was wholly owned by Ace Develop Properties Limited ("Ace Develop"), of which Lin Chi-Jung, an individual, is the principal and controlling shareholder. Shanghai Xin Ji Yang Real Estate Consultation Company Limited ("SHXJY") was established in the People's Republic of China (the "PRC") on August 14, 2001 as a limited liability company. SHXJY was originally owned by a Taiwanese company, of which the principal and controlling shareholder was Lin Chi-Jung. On June 8, 2004, all the fully paid up capital of SHXJY was transferred to CY-SRRE. On June 25, 2004 SHXJY and two individuals established a subsidiary, namely, Suzhou Xin Ji Yang Real Estate Consultation Company Limited ("SZXJY") in the PRC. SHXJY holds 90% of equity interest in SZXJY. On December 24, 2004, SHXJY acquired 85% of equity interest in Beijing Xin Ji Yang Real Estate Consultation Company Limited ("BJXJY"), a PRC company incorporated on April 16, 2003 with limited liability. On August 9, 2005, SHXJY sold a 10% equity interest in SZXJY to a company owned by a director of SZXJY, and transferred a 5% equity interest in SZXJY to CY-SRRE. Following the disposal and the transfer, CY-SRRE effectively holds 80% equity interest in SZXJY.

LIN RAY YANG Enterprise Ltd. ("LRY") was established in the British Virgin Islands on November 13, 2003 as a limited liability company. LRY was owned by Ace Develop, Planet Technology Corporation ("Planet Tech") and Systems & Technology Corporation ("Systems Tech"). On February 5, 2004, LRY established a wholly owned subsidiary, Shanghai Shang Yang Real Estate Consultation Company Limited ("SHSY") in the PRC as a limited liability company. On January 10, 2005, LRY and a PRC third party established a subsidiary, namely, Suzhou Gao Feng Hui Property Management Company Limited ("SZGFH") in the PRC. LRY holds 80% of the equity interest in SZGFH.

SHXJY, SZXJY, BJXJY, SHSY and SZGFH commenced operations in November 2001, June 2004, January 2004, February 2004 and January 2005, respectively. Each of SXJY, SZXJY, BJXJY, SHSY and SZGFH has been granted a twenty year operation period from the PRC which can be extended with approvals from relevant PRC authorities.

On August 31, 2004, Sunrise Real Estate Development Group, Inc. ("SRRE"), CY-SRRE and Lin Chi-Jung, an individual and agent for the beneficial shareholder of CY-SRRE, i.e., Ace Develop, entered into an exchange agreement under which SRRE issued 5,000,000 shares of common stock to the beneficial shareholder or its designees, in exchange for all outstanding capital stock of CY-SRRE. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of SRRE, the President of CY-SRRE and the principal and controlling shareholder of Ace Develop.

Also on August 31, 2004, SRRE, LRY and Lin Chi-Jung, an individual and agent for beneficial shareholders of LRY, i.e., Ace Develop, Planet Tech and Systems Tech, entered into an exchange agreement under which SRRE issued 10,000,000 shares of common stock to the beneficial shareholders, or their designees, in exchange for all outstanding capital stock of LRY. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of SRRE, the President of LRY and the principal and controlling shareholder of Ace Develop. Regarding the 10,000,000 shares of common stock of SRRE issued in this transaction, 8,500,000 shares were issued to Ace Develop, 750,000 shares were issued to Planet Tech and 750,000 shares were issued to Systems Tech.

As a result of the acquisition, the former owners of CY-SRRE and LRY hold a majority interest in the combined entity. Generally accepted accounting principles require in certain circumstances that a company whose shareholders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes. Accordingly, the acquisition has been accounted for as a "reverse acquisition" arrangement whereby CY-SRRE and LRY are deemed to have purchased SRRE. However, SRRE remains the legal entity and the Registrant for Securities and Exchange Commission reporting purposes. The historical financial statements prior to October 5, 2004 are those of CY-SRRE and LRY and their subsidiaries. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of CY-SRRE and LRY.

SRRE was initially incorporated in Texas on October 10, 1996, under the name of Parallax Entertainment, Inc. ("Parallax"). On December 12, 2003, Parallax changed its name to Sunrise Real Estate Development Group, Inc.

SRRE and its subsidiaries, namely, CY-SRRE, LRY, SHXJY, SZXJY, BJXJY, SHSY and SZGFH are collectively referred to as "the Company" hereafter.

The principal activities of the Company are the provision of property brokerage services, real estate marketing services, property leasing services and property management services in the PRC.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principals in the United States of America and present the financial statements of SRRE and its subsidiaries, CY-SRRE, LRY, SHXJY, SZXJY, BJXJY, SHSY and SZGFH. All inter-company transactions and balances have been eliminated.

Foreign Currency Translation and Transactions

The functional currency of SRRE, CY-SRRE and LRY is United States Dollars ("US$") and the financial records are maintained and the financial statements prepared in US$. The functional currency of SHXJY, SZXJY, BJXJY, SHSY and SZGFH is Renminbi ("RMB") and the financial records are maintained and the financial statements prepared in RMB.

Foreign currency transactions during the period are translated into each company's denominated currency at the exchange rates ruling at the transaction dates. Gain and loss resulting from foreign currency transactions are included in the consolidated statement of operations. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated into each company's denominated currency at period end exchange rates. All exchange differences are dealt with in the consolidated statements of operations.

The financial statements of the Company's operations based outside of the United States have been translated into US$ in accordance with SFAS 52. Management has determined that the functional currency for each of the Company's foreign operations is its applicable local currency. When translating functional currency financial statements into US$, year-end exchange rates are applied to the consolidated balance sheets, while average period rates are applied to consolidated statements of operations. Translation gains and losses are recorded in translation reserve as a component of shareholders' equity.

Exchange rate between US$ and RMB had a little fluctuation during the years presented. The rates ruling as of December 31, 2005 and 2004 are US$1: RMB8.07 and US$1: RMB8.28, respectively.

Plant, Equipment and Depreciation

Plant and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets as follows:

                                                Estimated Useful Life (in years)
                                                --------------------------------

Furniture and fixtures                          5-10
Computer and office equipment                   5
Motor vehicles                                  5

Maintenance, repairs and minor renewals are charged directly to the statement of operations as incurred. Additions and improvements are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs

All advertising costs incurred in the promotion of the Company's real estate projects are expensed as incurred.

Revenue Recognition

Agency commission revenue from property brokerage is recognized when the property developer and the buyer complete a property sales transaction, which is normally at the time when the property developer receives from the buyer a portion of the sales proceeds in accordance with the terms of the relevant property sales agreement, or when we can confirm that the balance of the bank loan to the buyer has been approved.

Commission revenue from underwriting service is recognized when the property developer and the buyer complete a property sales transaction, which is normally at the time when the property developer has confirmed that the predetermined level of sales proceeds have been received from buyers.

Revenue from marketing consultancy services is recognized when services are provided to clients.


Net Earnings per Common Share

The Company computes net earnings per share in accordance with SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic net earnings per share is computed by dividing the net earnings available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net earnings per share gives effect to common stock equivalents, however; potential common stock in the diluted EPS computation is excluded in net loss periods, as their effect is anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Guarantees

The Company accounts for its liability for its obligations under a guarantee in accordance with FASB Interpretation No. 45, (FIN45) Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others. FIN 45 requires that guarantors recognize a liability for certain guarantees at the fair value of the guaranteed obligation at the inception of the guarantee, even if the likelihood of performance under the guarantee is remote. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.


NOTE 3 - PROMISSORY DEPOSITS

Promissory deposits represent deposits placed with several property developers in respect of a number of real estate projects where the Company is appointed sales agent.


NOTE 4 - AMOUNTS DUE FROM VENTURERS

The Company has entered into co-operation agreements with two venturers, one of them an independent third party; the other the Company's ex-director, Chang Shu-Ching, to jointly carry out a property underwriting project for a commercial building under development in Suzhou, the PRC. According to the agreements, the Company, Chang Shu-Ching and the other venturer are entitled to share 65%, 10% and 25% of the net results of the project, respectively.

The balance represents amounts due from venturers to acquire four units of the commercial building on their own. The balance is unsecured, interest free and expected to be offset against their shares of results from the project. As of December 31, 2005, they were not entitled to any sharing in accordance with the agreements.


NOTE 5 - OTHER RECEIVABLES AND DEPOSITS

                                                           December 31,    December 31,
                                                               2005            2004
                                                           ------------    ------------
Other receivables                                          $    100,807    $    100,266
Trade deposits                                                     --           190,933
Advances to staff                                                13,322          21,699
Rental deposits                                                  54,580          49,688
                                                           ------------    ------------
                                                           $    168,709    $    362,586
                                                           ============   ============


NOTE 6 - PLANT AND EQUIPMENT, NET

                                                           December 31,    December 31,
                                                               2005            2004
                                                           ------------    ------------
Furniture and fixtures                                     $     57,811    $     50,924
Computer and office equipment                                   182,867         143,683
Motor vehicles                                                  532,887         519,645
                                                           ------------    ------------
                                                                773,565         714,252
Less: Accumulated depreciation                                 (242,107)       (117,567)
                                                           ------------    ------------
                                                           $    531,458    $    596,685
                                                           ============    ============


NOTE 7 - DEPOSITS FOR ACQUISITION OF PROPERTIES

                                                           December 31,    December 31,
                                                               2005            2004
                                                           ------------    ------------
Deposits paid for acquisition of properties                $ 12,601,596    $  1,480,036
Less: Deferred commission income from properties acquired      (962,221)           --
                                                           ------------    ------------
                                                           $ 11,639,375    $  1,480,036
                                                           ============    ============


In 2004, the Company entered into sales and purchase agreements to acquire two floors of a commercial building under development in Suzhou, the PRC, mentioned in Note 4 above. During 2005, the Company entered into a sales and purchase agreement to further acquire two floors and six units of the commercial building at an aggregate consideration of $14,539,762. As of December 31, 2005, deposits amounting to $12,601,596 have been paid to the property developer. As the Company acts as that property developer's sole distribution agent and earns commission income, the corresponding commission income of $962,221 generated from the properties purchased by the Company was therefore deferred and offset against the deposits paid. In accordance with the sales and purchase agreements, the properties under development will be completed on or before April 30, 2006. The Company decided two floors will be held for sale, one floor will be held for the Company's own use, and the remaining properties will be held for long-term investment purpose. Accordingly, deposits of $4,150,476 paid for the properties available for sale were classified as current assets.


NOTE 8 - GOODWILL

The Company accounted for the acquisition of BJXJY as described in Note 1 in accordance with SFAS No. 141 "Business Combinations", which resulted in the recognition of goodwill. Goodwill represents the excess of acquisition cost over the estimated fair value of the net assets acquired as of December 24, 2004. The portion of the purchase price allocated to goodwill was $187,783.

No amortization of goodwill was necessary in accordance with SFAS No. 142 "Goodwill and other Intangible Assets".

The Company has tested goodwill for impairment annually during the forth quarter of each fiscal year using a fair value approach, in accordance with the provisions of SFAS 142. As of December 31, 2005, the Company completed the annual impairment test. Based on the result of the first step of the test, the Company believes that there was no impairment of goodwill as of December 31, 2005. If an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value, goodwill will be evaluated for impairment between annual year-end tests.


NOTE 9 - BANK LOANS

Bank loans are guaranteed by the property developer as mentioned in Note 7 above, bear interest at banks' prevailing rates ranging from 5.85% to 6.435% per annum, and are repayable within five years by monthly installments. The bank loans will be secured by the properties as mentioned in Note 7 above when the title of the properties is transferred to the Company.


NOTE 10 - PROMISSORY NOTES PAYABLE

The balance includes two promissory notes of $1,000,000 and $123,962, respectively. The promissory notes of $1,000,000 and $123,962 bear interest at a rate of 5% and 10% per annum respectively. The promissory notes are unsecured and their terms of repayment are not specifically defined.


NOTE 11 - RELATED PARTY

A related party is an entity that can control or significantly influence the management or operating policies of another entity to the extent one of the entities may be prevented from pursuing its own interests. A related party may also be any party the entity deals with that can exercise that control.

Amount due to director
----------------------
Prior to April 25, 2005, the amount due to one of the directors was interest-free. Thereafter, the amount due to this director has borne interest at a rate of 9.6% per annum. As of December 31, 2005, the balance includes principal of $159,026 and accrued interest of $10,390 thereon. The principal is unsecured and will be payable before April 25, 2006.


NOTE 12 - OTHER PAYABLES AND ACCRUED EXPENSES

                                                     December 31,   December 31,
                                                         2005           2004
                                                     ------------   ------------
Accrued staff commission & bonus                     $  1,022,333   $  1,359,562
Other payables                                            198,689        261,418
Accrued consulting services fees (Note 21)                693,600           --
                                                     ------------   ------------
                                                     $  1,914,622   $  1,620,980
                                                     ============   ============


NOTE 13 - OTHER TAX PAYABLE

Other tax payable represents PRC business tax which is charged at a rate of 5% on the revenue from services rendered.


NOTE 14- INCOME TAX

Enterprise Income Tax ("EIT") in the PRC is generally charged at 33% of the assessable profit. According to the relevant PRC tax rules and regulations, SHXJY and SHSY are companies registered in Shanghai Pudong Development Zone that are entitled to a lower EIT rate of 15%, whereas SZXJY, BJXJY and SZGFH are subject to EIT rate of 33%.

Income tax represents current PRC income tax, which is calculated at the statutory income tax rate on the assessable income for the years ended December 31, 2005 and 2004.

No provision for United States Income Taxes has been made as the Company has no assessable profits for 2004 and 2005.

The provision for income tax consisted of:

                                                        Years ended December 31,
                                                           2005          2004
                                                        ----------    ----------
Current PRC corporate income tax                        $  642,934    $  164,174
Deferred tax credit                                       (142,202)         --
                                                        ----------    ----------
                                                        $  500,732    $  164,174
                                                        ==========    ==========

Reconciliation between the provision for income taxes computed by applying the statutory tax rate in Mainland China to income before income taxes and the actual provision for income taxes is as follows:

                                                       Years ended December 31,
                                                          2005          2004
                                                       ----------    ----------
Provision for income taxes at statutory tax rate       $  911,363    $   71,291
Tax concessions                                          (464,774)      (94,870)
Permanent difference                                      (20,871)       (8,645)
Increase in valuation allowances                           75,014       196,398
                                                       ----------    ----------
Income tax                                             $  500,732    $  164,174
                                                       ==========    ==========

The components of deferred tax assets are as follows:

                                                   December 31,    December 31,
                                                       2005            2004
                                                   ------------    ------------
Net operating loss carried forwards                $    149,041    $    267,456
Tax effect on deferred commission income (Note 7)       144,333            --
                                                   ------------    ------------
                                                        293,374         267,456
Less: Valuation allowances                             (149,041)       (267,456)
                                                   ------------    ------------
Deferred tax assets                                $    144,333    $       --
                                                   ============    ============


NOTE 15- COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

During the years ended December 31, 2005 and 2004, the Company incurred lease expenses amounting to $358,914 and $342,067, respectively. As of December 31, 2005, the Company had commitments under operating leases, requiring annual minimum rentals as follows:


                                                            2005         2004
                                                         ----------   ----------
Within one year                                          $  183,816   $  230,703
Two to five years                                            46,169       55,572
                                                         ----------   ----------
Operating lease commitments                              $  229,985   $  286,275
                                                         ==========   ==========

In order to distribute all the properties of the property underwriting project mentioned in Note 4 above, during the year, the Company launched a promotional package by entering into leasing agreements with certain buyers to lease the properties from them. In accordance with the leasing agreements, the owners of the properties can enjoy an annual rental return at 8.5% and 8.8% per annum for a period of 5 years and 8 years, respectively. The leasing period would start 45 days after the titles of the relevant properties are passed to the buyers. The Company would then sublease the leased properties to earn rental income. As of March15, 2006, no sub-leasing agreements have been signed.

As of December 31, 2005, the lease commitments under the above promotional package are as follows:

                                                                         2005
                                                                     -----------
Within one year                                                      $ 1,630,983
Two to five years                                                      9,210,256
Over five years                                                        4,216,715
                                                                     -----------
Operating lease commitments arising from the promotional package     $15,057,954
                                                                     ===========

According to the leasing agreements, the Company has an option to terminate any agreement by paying a predetermined compensation. As of December 31, 2005, the compensation to terminate all leasing agreements is approximately $3 million. As of December 31, 2005, the management of the Company considers that no provision should be made for the Company's obligations under the foregoing guarantees.


Capital Commitments

As of December 31, the Company had capital commitments for the acquisition of properties mentioned in Note 7 above as follows:


                                                            2005         2004
                                                         ----------   ----------
Commitments for the acquisition of properties            $4,975,112   $1,480,036
                                                         ==========   ==========

On January 5, 2006, the Company obtained a bank loan of $1,239,618 to pay the property developer. The remaining balance of $3,735,494 will be payable before the completion of these properties. In accordance with the sales and purchase agreements, the properties under development will be completed on or before April 30, 2006.

As of December 31, 2005, the Company had capital commitments for the acquisition of 20% of the equity interest of SZGFH as follows:


                                                                         2005
                                                                      ----------
Commitments for the acquisition of the equity interest                $   12,396
                                                                      ==========

Following the acquisition, the Company will effectively hold 100% equity interest in SZGFH.

Other commitments

One of the buyers of the properties of the property underwriting project mentioned above appointed the Company as an agent to sell the properties held by him. In accordance with this agreement with the buyer, the Company must sell the said properties on or before November 30, 2006; otherwise, the Company has to acquire the properties at a consideration of $4,334,426 or pay compensation of $1,020,700 to the buyer.


NOTE 16 - STATUTORY RESERVE

According to the relevant corporation laws in the PRC, a PRC company is required to transfer a least 10% of its profit after taxes, as determined under accounting principles generally accepted in the PRC, to the statutory reserve until the balance reaches 50% of its registered capital. The statutory reserve can be used to make good on losses or to increase the capital of the relevant company.


NOTE 17 - ACCUMULATED OTHER COMPREHENSIVE INCOME

As of December 31, 2005, the only component of accumulated other comprehensive income was translation reserve.


NOTE 18 - CONCENTRATION OF CUSTOMERS

During the years ended December 31, 2005 and 2004, the following customers accounted for more than 10% of total net revenue:

               Percentage of Net Revenue for   Percentage of Accounts Receivable
                the years ended December 31,          as at December 31,

                 2005                 2004        2005                 2004

Customer A       40%                   *           *                    *
Customer B       10%                   *           *                    *
Customer C        *                   30%          *                   85%
Customer D        *                   10%          *                    *

* less than 10%


NOTE 19- PRO-FORMA INFORMATION

The following table reflects the results of operations on a pro-forma basis as if the acquisition of BJXJY had occurred at the beginning of the year shown.

                                                                    Year ended
                                                                   December 31,
                                                                       2004
                                                                    (Unaudited)
                                                                   ------------

Net revenue                                                        $  7,723,641
                                                                   ============

Net loss                                                           $    (99,234)
                                                                   ============

Loss per share - basis and diluted                                 $      (0.01)
                                                                   ============

The pro-forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the dates indicated, nor are they necessarily indicative of the future operating results.

NOTE 20- NON-CASH ACTIVITIES

During the year, the Company and venturers mentioned in Note 4 above respectively acquired certain properties of the property underwriting project mentioned in Note 4 above. Deposits for the acquisition of properties and venture deposits payable were settled by the accounts and promissory deposits receivable from the property developer from whom the properties were acquired. After the transactions, the venturers owed the Company $799,283 representing the deposits settled on their behalf. The non-cash financial information is as follows:

                                                             Year ended December
                                                                        31, 2005
Deposits for acquisition of properties                       $         5,002,630
Venture deposits payable                                                 972,633
Amounts due from venturers                                               799,283
                                                             -------------------
                                                             $         6,774,546
                                                             ===================
Satisfied by:
Accounts receivable                                          $         4,358,066
Promissory deposits                                                    2,416,480
                                                             -------------------
                                                             $         6,774,546
                                                             ===================


NOTE 21 - SUBSEQUENT EVENTS

On January 5, 2006, the Company obtained a 5-year bank loan of $1,239,618 that bears interest at the bank's prevailing rate, which is currently at 5.85% per annum, to settle the part of the capital commitment for the acquisition of the properties mentioned in Note 7 above. The bank loan is repayable in monthly installments and will mature in January 2011. The bank loan is guaranteed by the developer as mentioned in Note 7 above and will be secured by the properties as mentioned in Note 7 above when the title of the properties is transferred to the Company.

On January 15, 2006, the Board of Directors of the Company approved the issue of 1,030,000 shares and 330,000 shares to Marco Partners Limited and Chiang Hui Hsiung, a former director of the Company, respectively, for their consulting services rendered to the Company in 2005. Accrued consulting services fees of $693,600 have been made and disclosed in Note 12.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

As permitted by Texas law, our Articles of Incorporation as amended provides that we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, the are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the Texas Business Corporation Act, our Articles of Incorporation, as amended, excludes personal liability on the part of its directors to Sunrise-Texas for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of the Texas Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table, all amounts except the registration fee are estimated:

SEC Registration fee .......                $   586.07
Legal fees and expenses ....                $35,000.00
Accounting fees and expenses                $ 8,500.00
Printing & Engraving .......                $ 3,000.00
                                            ----------
Total ......................                $47,086.07


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On December 27, 2003, Sunrise-Texas sold 6,600,000 shares of common stock for $0.025 per share or an aggregate of $165,000. Sunrise-Texas relied on the Regulation S exemption from the registration requirements of the Securities Act of 1933, as amended. The sale of these shares were made to certain of the Selling Shareholders listed on page 14 of the foregoing prospectus.

On January 15, 2006, Sunrise-Texas ratified its agreement with Marco Partners, Inc, a Hong Kong corporation, to provide financial advisory services to Sunrise-Texas in calendar year 2005 and agreed to issue and has issued to Marco Partners 1,030,000 shares of common stock in payment for its services. Also, on January 15, 2006, Sunrise-Texas ratified its agreement with Chiang, Hui Hsiung to provide strategic consulting services to Sunrise-Texas in calendar year 2005 and agreed to issue and has issued to Chiang, Hui Hsiung 330,000 shares of common stock in payment for his services. These 1,360,000 shares were valued by Sunrise-Texas at US $0.51 per share, the closing market price of the Sunrise-Texas shares on January 15, 2006. In connection with each of these transactions, Sunrise-Texas relied on the section 4(2) private offering exemption from the registration requirements of the Securities Act of 1933, as amended. The 1,030,000 shares issued to Marco Partners, Inc. and 330,000 shares issued to Chiang, Hui Hsiung are covered by this registration statement and included in the Selling Shareholders table on page 14 of the foregoing prospectus.

ITEM 27. EXHIBITS.

Exhibit No.       Description
-----------       -----------

2.1 Exchange Agreement dated as of August 31, 2004 by and among Lin Ray Yang Enterprise Ltd., Lin, Chi-Jung, as agent for the beneficial shareholders of such company, and the registrant, incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on September 8, 2004.

2.2 Exchange Agreement dated as of August 31, 2004 by and among Sunrise Real Estate Development Group, Inc., a Cayman Islands company, Lin, Chi-Jung, as agent for the beneficial shareholder of such company, and the registrant, incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on September 8, 2004.

3.1 Articles of Incorporation incorporated by reference to Exhibit 3.1 of Form-10QSB filed with the Commission on April 23, 2001.

3.1a Amendments to the Articles of Incorporation incorporated by reference to Exhibits 3.1a and 3.1b to Form-10-KSB for the fiscal year ended December 31, 2003 filed with the Commission on April 14, 2004.

3.2 Bylaws incorporated by reference to Exhibit 3.2 of Form-10SB filed with the Commission on April 23, 2001.

5. Opinion of Carl A. Generes, Esq. As to the legality of the registered shares (Filed with this original registration statement)

10.1     Financial   Advisory   Agreement   dated   January  15,  2006   between
         Sunrise-Texas and Marco Partners, Inc. (Filed with this original registration statement.)

10.2     Consultancy   Service   Agreement   dated   January  15,  2006  between
         Sunrise-Texas  and  Chiang,   Hui  Hsiung  (Filed  with  this  original
         registration statement.)

21. Subsidiaries of Sunrise-Texas (Filed with this original registration statement)

23.1 Consent of BDO McCabe Lo Limited, an independent registered public accounting firm (Filed herewith.)

23.2     Consent of Carl A. Generes, Esq. included in his Opinion


ITEM 28. UNDERTAKINGS.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, and

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Sunrise Real Estate Development Group, Inc. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Sunrise Real Estate Development Group, Inc. in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized amendment number one to this registration statement to be signed on its behalf by the undersigned, in the city of Shanghai, People's Republic of China, on April 19, 2006.

Sunrise Real Estate Development Group, Inc.

By:

   /s/ Lin, Chi-Jung
   -----------------------
   Lin, Chi-Jung
   Chief Executive Officer and President


         Pursuant to the requirements of the Securities Act of 1933, amendment number one to this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                   Title                      Date
---------                                   -----                      ----


/s/ Lin, Chi-Jung               Principal Executive Officer &     April 19, 2006
----------------------------    Director
Lin, Chi-Jung


/s/ Honanyan, Art               Principal Financial Officer &     April 19, 2006
----------------------------    Principal Accounting Officer
Honanyan, Art


/s/ Lin, Chao-Chin              Director                          April 19, 2006
----------------------------
Lin, Chao-Chin

/s/ Chen, Wei Hua               Director                          April 19, 2006
----------------------------
Chen, Wei Hua

/s/ Li Xiao Gang                Director                          April 19, 2006
----------------------------
Li Xiao Gang

/s/Zhang, XI                    Director                          April 19, 2006
----------------------------
Zhang, XI

/s/ Chen Ren                    Director                          April 19, 2006
----------------------------
Chen Ren

/s/ Fu Xuan-Jie                 Director                          April 19, 2006
----------------------------
Fu Xuan-Jie

                                  EXHIBIT INDEX

Exhibit No.               Description
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23.1 Consent of BDO McCabe Lo Limited, an independent registered public accounting firm